UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ZEBRA TECHNOLOGIES CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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April 14, 2017

Dear Stockholder:

Please join us for the Zebra Technologies Corporation 2017 Annual Meeting of Stockholders. We will hold the meeting at 10:30 a.m., Central Time, on Thursday, May 18, 2017, at our headquarters at 3 Overlook Point, Lincolnshire, Illinois 60069.

At the annual meeting, stockholders will be asked to vote on each of the four proposals set forth in the Notice of Annual Meeting of Stockholders and the Proxy Statement, which describe the formal business to be conducted at the annual meeting and follow this letter.

Your vote on the matters to be considered at the annual meeting is important, regardless of the size of your holdings. You may vote by marking, dating, signing and returning the enclosed proxy card in the envelope provided. Also, most registered and most beneficial stockholders may vote by toll-free telephone in the U.S. or Canada, or via the Internet by following the instructions on the enclosed proxy card. We urge you to vote your shares as soon as possible. In this way, you can ensure your shares will be represented and voted at the meeting, and you will spare Zebra the expense of a follow-up mailing. Even if you vote before the meeting you may still attend the meeting and vote in person.

Sincerely,

Michael A. Smith	Anders Gustafsson
Chairman	Chief Executive Officer

Zebra Technologies Corporation

Three Overlook Point

Lincolnshire, Illinois 60069

(847) 634-6700

Notice of Annual Meeting of Stockholders

To be Held on May 18, 2017

To the Stockholders of Zebra Technologies Corporation:

The Annual Meeting of Stockholders of Zebra Technologies Corporation will be held at 10:30 a.m., Central Time, on Thursday, May 18, 2017, at our headquarters at 3 Overlook Point, Lincolnshire, Illinois 60069, for the following purposes:

(1)	To elect three Class III directors with terms to expire in 2020;

(2)	To hold an advisory vote to approve the compensation of our named executive officers;

(3)	To hold an advisory vote on the frequency of holding an advisory vote to approve the compensation of named executive officers;

(4)	To ratify the appointment by our Audit Committee of Ernst & Young LLP as our independent auditors for 2017; and

(5)	To conduct other business if properly presented.

The proxy statement more fully describes the proposals. Only holders of record of common stock at the close of business on March 24, 2017 are entitled to vote at the meeting.

Jim Kaput

Corporate Secretary

Lincolnshire, Illinois

April 14, 2017

Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to be Held on May 18, 2017

Our proxy statement and 2016 Annual Report to Stockholders are available at: https://materials.proxyvote.com/989207

Zebra Technologies Corporation

Three Overlook Point

Lincolnshire, Illinois 60069

Proxy Statement

Annual Meeting of Stockholders

May 18, 2017

We are providing you with these proxy materials in connection with the solicitation by Zebra’s Board of Directors of proxies for our 2017 Annual Meeting of Stockholders. We will hold the annual meeting at 10:30 a.m., Central Time, on Thursday, May 18, 2017, at our headquarters at 3 Overlook Point, Lincolnshire, Illinois 60069.

We mailed this proxy statement and proxy card to stockholders on or about April 14, 2017.

This proxy statement contains important information regarding our annual meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures. As used herein, “we,” “us,” “our,” “Zebra” or the “Company” refers to Zebra Technologies Corporation.

Questions and Answers about the Annual Meeting and These Proxy Materials

What matters will be voted on at the annual meeting?

The following matters will be voted on at the meeting:

•	Proposal 1: To elect three Class III directors with terms to expire in 2020;

•	Proposal 2: To hold an advisory vote to approve the compensation of our named executive officers;

•	Proposal 3: To hold an advisory vote on the frequency of holding an advisory vote to approve the compensation of our named executive officers;

•	Proposal 4: To ratify the appointment by our Audit Committee of Ernst & Young LLP as our independent auditors for 2017; and

•	Such other business if properly presented or any adjournment or postponement of the annual meeting.

How does the Board of Directors recommend that I vote?

Zebra’s Board recommends that you vote:

•	FOR the election of the three directors nominated by our Board and named in this proxy statement, consisting of three Class III Directors with terms expiring in 2020;

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	FOR the approval, on an advisory basis, of an annual advisory vote on approving the compensation of our named executive officers; and

•	FOR ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent auditors for 2017.

Will there be any other items of business on the agenda?

If any other items of business or other matters are properly brought before the annual meeting, your proxy gives discretionary authority to the persons named on the proxy card with respect to those items of business or other matters. The persons named on the proxy card intend to vote the proxy in accordance with their best judgment. Because the deadlines for stockholder proposals and nominations have passed, we do not expect any items of business to be brought before the annual meeting other than the items described in this proxy statement.

Who is entitled to vote at the annual meeting?

Holders of our Class A common stock at the close of business on March 24, 2017, the record date, may vote at the meeting. We refer to the holders of our Class A common stock as “stockholders” throughout this proxy statement. Each stockholder is entitled to one vote for each share of Class A common stock held as of the record date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

You may own shares directly in your name as a stockholder of record, which includes shares for which you have certificates. If your shares are registered directly in your name, you are the holder of record of those shares, and we are sending these proxy materials directly to you. As the holder of record, you have the right to give your voting proxy directly to us or to vote in person at the meeting.

You may also own shares indirectly through a broker, bank or other holder of record. If you hold your shares indirectly, you hold the shares in “street name” and are a beneficial holder, and your broker, bank or other holder of record sent these proxy materials to you. As a beneficial holder, you have the right to direct your broker, bank or other holder of record how to vote by completing a voting instruction form.

Do I have to do anything in advance if I plan to attend the annual meeting in person?

An individual who is a beneficial owner of Class A common stock must bring to the meeting a legal proxy from the organization that holds the shares or a brokerage statement showing ownership of shares as of the close of business on the record date. Representatives of institutional stockholders must bring a legal proxy or other proof that they are representatives of a firm that held shares as of the close of business on the record date and are authorized to vote on behalf of the institution.

Do I have electronic access to the proxy materials and annual report?

For holders of record, we are pleased to offer the opportunity to receive stockholder communications electronically. By signing up for electronic delivery of documents such as our annual report and the proxy statement, you can access stockholder communications as soon as they are available without waiting for them to arrive in the mail. Holders of record can also reduce the number of documents in their personal files, eliminate duplicate mailings, conserve natural resources, and help reduce our printing and mailing costs. If you are a holder of record and would like to receive stockholder communications electronically in the future, please contact Computershare at 800-522-6645 or 201-680-6578. Enrollment is effective until canceled.

Beneficial holders should refer to the information provided by the broker, bank or other institution that is the holder of record for instructions on how to elect to receive proxy statements and annual reports via the Internet. Most stockholders who hold their stock through a broker, bank or other holder of record and who have electronic access will receive an e-mail message containing the Internet address to use to access our proxy statement and annual report.

How do I vote my shares?

Your vote is important. We encourage you to vote promptly, which may save us the expense of a second mailing.

If you are a holder of record, you may vote your shares in any of the following ways:

•	by telephone – You may vote your shares by calling the toll-free telephone number on your proxy card. You may vote by telephone 24 hours a day through 11:59 p.m., Eastern Time, on May 16, 2017. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your vote. If you vote by telephone, you do not need to return your proxy card.

•	via the Internet – You may vote your shares via the website http://www.proxyvote.com. You may vote via the Internet 24 hours a day through 11:59 p.m., Eastern Time, May 15, 2017. As with telephone voting, you may confirm that the system has properly recorded your vote. If you vote via the Internet, you do not need to return your proxy card. You may incur costs such as telephone and Internet access charges if you vote via the Internet.

•	by mail – You may vote your shares by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope.

•	in person at the annual meeting – If you choose not to vote by telephone, via the Internet or by mail, you may still attend the meeting and vote in person. If you vote prior to the meeting, you may still attend the meeting and vote in person.

If you are a beneficial holder, the instructions that accompany your proxy materials will indicate whether you may vote by telephone, via the Internet or by mail. If you wish to attend the meeting and vote in person, you must bring a legal proxy from the organization that holds the shares or a brokerage statement showing ownership of shares as of the close of business on the record date.

Can I revoke or change my vote after I submit my proxy?

If you are the holder of record, you may revoke your proxy at any time before your shares are voted if you (1) submit a written revocation to our Corporate Secretary, (2) submit a later-dated proxy to our Corporate Secretary, (3) provide subsequent telephone or Internet voting instructions, or (4) vote in person at the meeting. If you are a beneficial owner of shares, you must contact the broker or other nominee holding your shares and follow their instructions for changing your vote.

What will happen if I do not vote my shares?

If you are the holder of record and you do not vote by proxy card, by telephone, via the Internet or in person at the annual meeting, your shares will not be voted at the annual meeting.

If you are a beneficial owner of shares and you do not provide the broker or other nominee who holds your shares with voting instructions, the broker or nominee may vote your shares only on those proposals on which the broker or nominee has discretion to vote. Under the rules of the New York Stock Exchange (“NYSE”), your broker or nominee does not have discretion to vote your shares on non-routine matters such as Proposals 1, 2 and 3. However, your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 4. In the absence of instructions, shares subject to “broker non-votes” will not be counted as voted or as present or represented on the proposal.

What if I do not specify how my shares are to be voted?

Our Board has appointed Michael A. Steele and Jim L. Kaput to serve as the proxy committee for the meeting. Mr. Steele is Vice President, Investor Relations, of Zebra. Mr. Kaput is Senior Vice President, General Counsel and Corporate Secretary, of Zebra. By giving us your proxy, you are authorizing the proxy committee to vote, jointly or individually, your shares in the manner you indicate.

If you are a holder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted:

•	FOR the election of three directors nominated by our Board and named in this proxy statement as Class III directors with terms to expire in 2020 (Proposal 1);

•	FOR the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 2);

•	FOR the approval, on an advisory basis, of an annual advisory vote on approving the compensation of our named executive officers (Proposal 3);

•	FOR ratification of the appointment by our Audit Committee of Ernst & Young LLP as our independent auditors for 2017 (Proposal 4); and

•	In the discretion of the named proxies regarding any other matters properly presented for a vote at the annual meeting.

If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if he or she has the discretionary authority to vote on the particular matter. Under the NYSE’s rules, brokers and other nominees have the discretion to vote on routine matters such as Proposal 4, but do not have discretion to vote on non-routine matters such as Proposals 1, 2 and 3. If you do not provide voting instructions to your broker or other nominee, your broker or other nominee may only vote your shares on Proposal 4 and any other routine matters properly presented for a vote at the meeting.

What constitutes a quorum, and why is a quorum required?

A quorum is necessary to hold a valid meeting of stockholders. If stockholders holding a majority of the voting power of the stock issued and outstanding and entitled to vote at the meeting are present in person or by proxy, a quorum will exist. Shares owned by Zebra are not voted and do not count for quorum purposes. On March 24, 2017, we had 52,729,920 shares of Class A common stock outstanding, meaning that 26,364,961 shares of Class A common stock must be represented in person or by proxy to have a quorum. Your shares will be counted towards the quorum if you submit a proxy or vote at the meeting. Abstentions and broker non-votes will also count towards the quorum requirement. If there is not a quorum, a majority of the shares present at the meeting may adjourn the meeting to a later date.

To assure the presence of a quorum at the meeting, and even if you plan to attend the meeting, please vote your shares by toll-free telephone or via the Internet or complete, sign and date our proxy card and return it promptly in the enclosed postage-paid envelope.

What is the effect of a broker non-vote?

Brokers or other nominees who hold shares of our Class A common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the meeting. Thus, a broker non-vote will not affect our ability to obtain a quorum. Broker non-votes will not have any effect on the outcome of any proposal to be voted on at the meeting.

What is the vote required for each proposal?

Nominees for director are elected by a plurality of the votes cast; however, each nominee who is elected by a plurality vote who does not receive a majority vote will have his or her resignation from the Board considered in accordance with Zebra’s Corporate Governance Guidelines. A “majority vote” means that the number of votes cast in favor of a nominee must exceed the number of votes withheld with respect to that nominee. Zebra has a resignation process with respect to uncontested elections of directors if a nominee does not receive a majority vote for election to the Board. Prior to the mailing of Zebra’s proxy statement, each nominee for director submits a binding but contingent letter of resignation. A director who is then elected by a plurality vote but who does not receive a majority vote will have his or her resignation considered by the Nominating and Governance Committee in light of the best interests of Zebra and its stockholders. The Nominating and Governance Committee will make a recommendation to the Board concerning the acceptance or rejection of the resignation(s).

In any contested election, nominees for director will continue to be elected by a plurality of the votes cast without a contingent resignation to be considered by the Board conditioned on receipt of a majority vote. A “contested election” means an election of directors (i) for which the Corporate Secretary of Zebra has received a notice that a stockholder has nominated a person for election to the Board in compliance with Zebra’s Amended and Restated By-Laws and (ii) such nomination has not been withdrawn at least five days prior to the date Zebra first mails the notice of meeting to stockholders. Neither abstentions nor broker non-votes count as votes cast.

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal 1 – Election of three Class III directors with terms expiring in 2020	Plurality of votes cast with resignation process if majority vote not achieved	No

Proposal 2 – Advisory vote to approve named executive officer compensation	Majority of the votes cast affirmatively or negatively	No

Proposal 3 – Advisory vote on the frequency of holding an advisory vote to approve the compensation of named executive officers	Plurality of votes cast	No

Proposal 4 – Ratify the appointment of Ernst & Young LLP as our independent auditors for 2017	Majority of the votes cast affirmatively or negatively	Yes

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or vote FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The three nominees receiving the most FOR votes will be elected. A properly executed proxy that is marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than three nominees for director and stockholders may not cumulate votes in the election of directors.

With respect to Proposals 2 and 4, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on any of these proposals, your abstention will not affect the vote on the proposal since the proposal requires approval of a majority of the votes cast affirmatively or negatively.

With respect to Proposal 3, you may vote FOR Every Year, FOR Every Two Years, FOR Every Three Years, or ABSTAIN. If you ABSTAIN from voting on this proposal, your abstention will not affect the outcome of the vote since the proposal requires a plurality of votes cast.

What happens if the annual meeting is adjourned or postponed?

Your proxy will still be effective and will be voted at the rescheduled annual meeting. You will still be able to change or revoke your proxy until it is voted.

Who is paying for the costs of this proxy solicitation?

We will bear the expense of soliciting proxies. We have retained Alliance Advisors LLC to solicit proxies for a fee of $16,500 plus a reasonable amount to cover expenses. Proxies may also be solicited in person, by telephone or electronically by Zebra personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and the Annual Report will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.

How can I find the results of the annual meeting?

Preliminary results will be announced at the meeting. Results also will be published in a current report on Form 8-K to be filed with the Securities and Exchange Commission within four business days after the meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Corporate Governance

Corporate Governance Guidelines

Zebra’s primary objective is to maximize stockholder value over the long term. Our Board of Directors believes that sound governance practices and policies provide an important framework to assist the Board in fulfilling its duty to stockholders. The Board reviews Zebra’s Corporate Governance Guidelines from time to time and modifies the Guidelines to reflect sound corporate governance policies and practices. In July 2015, the Board reviewed and approved changes to the Guidelines. Our Corporate Governance Guidelines are available on Zebra’s website at http://www.zebra.com under “About Zebra-Investor Relations-Governance-Governance Documents.”

Director Candidates and Diversity

The Nominating and Governance Committee of our Board of Directors is responsible for identifying individuals qualified to serve as directors, recommending candidates, and assisting the Board in discharging its responsibilities relating to the governance of Zebra.

Consideration of Board candidates typically involves a series of internal discussions, review of the qualifications of candidates, and interviews with selected candidates. The Committee has used the services of a search firm to identify director candidates. Board members or management may also suggest candidates for nomination to the Board. The Committee also considers candidates suggested by stockholders and individual self-nominations. The Committee does not evaluate proposed candidates differently based on the source of the proposed candidate. A stockholder seeking to recommend a prospective nominee for the Committee’s consideration should submit the candidate’s name and qualifications to Zebra’s Corporate Secretary at: Three Overlook Point, Lincolnshire, Illinois 60069. The Committee did not receive any stockholder suggestions for director candidates to be considered for election to the Board at the 2017 Annual Meeting. Stockholders who wish to nominate a director for election at an annual meeting of stockholders of Zebra must comply with our Amended and Restated By-Laws regarding stockholder proposals and nominations.

The Nominating and Governance Committee considers a diverse set of criteria when evaluating Board candidates. The Committee believes that Board candidates must exhibit certain minimum characteristics: sound judgment and an even temperament, high ethical standards, and a healthy view of the relative responsibilities of a board member and management. Board members should be independent thinkers, articulate and intelligent, and have a commitment of time and attention to Zebra’s business. The Committee’s Charter also sets forth other criteria that the Committee considers important, including experience as a board member of another publicly traded company, experience in industries, global businesses or with technologies relevant to Zebra, accounting or financial reporting experience, meeting the independence standards for directors established by NASDAQ and the Securities and Exchange Commission, and race, gender, nationality and ethnicity of a candidate to support diversity. Finally, with respect to directors who may be nominated for re-election, the Committee may consider criteria such as whether the director represents stockholder interests in deliberations before the Board, demonstrates loyalty to Zebra, attends meetings regularly, keeps abreast of corporate and industry changes, prepares effectively for meetings with Board members and senior management, communicates effectively at Board and Committee meetings and with senior management, supports the deliberative process as a team member (e.g., courteous, respectful, constructive), challenges the Board and management to set and achieve goals, and/or possesses special characteristics that contribute to effectiveness as a Board member. Each year the Committee reviews the performance of current directors whose terms will expire at the upcoming annual meeting of stockholders, as well as the qualifications of any candidates for election to the Board.

Independence of Directors

Under our Corporate Governance Guidelines and NASDAQ listing rules, a majority of our directors must be independent. Under NASDAQ listing rules, a director does not qualify as independent unless the board affirmatively determines that the director has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. NASDAQ listing rules also provide that a director is not independent if (1) the director has been employed by Zebra in the last three years; (2) the director or an immediate family member has received, during any 12-month period in the last three years, more than $120,000 in compensation from Zebra (other than director and committee fees and pensions or other forms of deferred compensation for prior service); (3) an immediate family member has been employed as an executive officer of Zebra in the last three years; (4) the director or an immediate family member is a partner, controlling stockholder, or an executive officer of an organization to which Zebra made, or from which Zebra received, payments for property or services in any of the years 2014, 2015 and 2016 that exceed the greater of $200,000 or 5% of the recipient’s consolidated gross revenues for that year; (5) the director or an immediate family member is employed as an executive officer of another entity where at any time during the past three years any Zebra executive officer served (or serves) on the compensation committee of the other entity; or (6) the director or an immediate family member is a partner of Zebra’s independent auditor or the director or an immediate family member was a partner or employee of Zebra’s independent auditor who worked on Zebra’s audit in 2014, 2015 or 2016.

In February 2017, the Nominating and Governance Committee reviewed the independence of all directors and reported to the Board. The Board determined that each of Chirantan Desai, Richard Keyser, Andrew Ludwick, Ross Manire, Frank Modruson, Janice Roberts, and Michael Smith has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nominating and Governance Committee also determined that each director, except Anders Gustafsson, our Chief Executive Officer, is independent under NASDAQ listing rules. The Board further determined that each member of the Audit Committee meets the independence requirements under NASDAQ listing rules and the rules of the Securities and Exchange Commission; each member of the Compensation Committee meets the independence requirements under NASDAQ listing rules, the non-employee director requirements of the rules of the Securities and Exchange Commission and the outside director requirements under the Internal Revenue Code; and each member of the Nominating and Governance Committee meets the independence requirements under NASDAQ listing rules.

Communications with the Board

A stockholder who would like to contact our Board may do so by writing to our Corporate Secretary at Three Overlook Point, Lincolnshire, Illinois 60069. Communications received in writing will be distributed to the appropriate members of the Board, depending on the content of the communication received.

Board Functions

One of the primary functions of a board of directors is to oversee senior management and the conduct of the business of the corporation, including holding the chief executive officer and senior management accountable for performance. Consequently, Zebra’s Board of Directors believes that a majority of the Board should be independent from management to provide an objective view and evaluation of management and business performance. A primary responsibility of Zebra’s Board is to select the Chief Executive Officer and, upon the recommendation of the CEO, to appoint other executive officers who report to the CEO. The Board also plans for succession to the position of CEO as well as certain other senior management positions. Other responsibilities of the Board include determining the compensation and benefits of the CEO, oversight of strategy and risk, approving material corporate policies and budgets, approving material investments, expenditures and transactions not in the ordinary course of business, ensuring the transparency of disclosures and financial controls, planning for and handling corporate crises, oversight of government and community relations, and setting an appropriate tone of integrity and compliance.

Board Leadership Structure

The independent members of a board may be led by an independent chairman of the board or, when the roles of the chairman and chief executive officer are combined, by an independent lead director. Michael Smith, who serves as Chairman, leads Zebra’s independent directors. Mr. Smith has served as a director since 1991 and as our Chairman since 2007. This structure allows our CEO, Mr. Gustafsson, to focus on the strategic, operational, and financial matters necessary to operate Zebra’s business. Mr. Smith provides an independent leadership that reflects his experience with Zebra and the operation and history of the Board. As Chairman, Mr. Smith presides at all meetings of stockholders and of the Board, including executive sessions of the whole Board and of the independent directors.

Committee Charters

Each of the four standing Committees of the Board periodically reviews the adequacy of its Charter, which sets forth the authority of the Committee and its duties and responsibilities. In May 2016, the Board reviewed, but did not change, the charters of the Audit Committee, Compensation Committee and Nominating and Governance Committee. A copy of each Committee Charter is available on Zebra’s website at http://www.zebra.com under “About Zebra-Investor Relations-Governance-Governance Documents.”

Access to Management and Advisers

Each director has access to Zebra’s management and advisers. The Board and its Committees have the right to consult and retain independent legal, financial, accounting and other advisers, as they determine necessary or appropriate to carry out their duties, at Zebra’s expense.

Executive Sessions and Chairman

The Board and its Committees regularly meet in executive session with and without the CEO, who is also an officer of Zebra. Chairman Michael Smith chairs executive sessions of the Board. Mr. Smith is a non-executive independent director whose duties include advising the CEO of matters discussed in executive sessions, where appropriate, as well as approving Board agenda items.

Limitation of Service on other Boards; Director Education; Retirement and Term Limits

Zebra’s Corporate Governance Guidelines limit to four the number of other publicly traded for-profit boards on which a non-employee director may serve. Employee directors and executive officers are limited to service on the board of one for-profit entity other than Zebra, as approved by the Chairman. Zebra assists the Board by providing orientation for new directors and reimbursing the costs of continuing education programs. The Board does not endorse a mandatory retirement age, term limits, or automatic re-nomination to serve as a director. The Board believes that Board and Committee self-evaluation processes are the most effective means of determining whether a director should continue to serve in that capacity.

Director Compensation

The Compensation Committee periodically reviews the compensation of our directors. In 2015 and 2016, the Committee conducted peer group comparisons of non-employee director compensation. As a result of the 2015 review, the Committee approved and recommended to the Board for its approval, which the Board approved, changes in the compensation of non-employee directors.

Stock Ownership Guidelines

In February 2015, the Board approved a revision of our Stock Ownership Guidelines for executive officers and non-employee directors. The Board increased the “multiple of pay” stock ownership guideline requirement for the Chief Executive Officer (from 4x to 5x), Executive Vice President (from 3x to 4x) and Senior Vice Presidents (from 2x to 3x). The revised Guidelines became effective as of February 11, 2015, the date of Board approval. Participants must satisfy the applicable minimum stock ownership levels by the later of December 31, 2017 or five years after becoming subject to the Guidelines. A cap does not exist on the maximum value or number of shares that can be held by a covered participant. Participants are required to retain a portion of the after-tax shares acquired upon exercise or vesting of an equity award until a minimum stock ownership level is satisfied. The minimum stock ownership levels for participants under the revised Guidelines are:

Covered Participant		Multiple of Pay		Number of Shares
Chief Executive Officer	Satisfy	5x annual base salary	or	100,000
Executive Vice President	Satisfy	4x annual base salary	or	30,000
Senior Vice President	Satisfy	3x annual base salary	or	20,000
Vice President	Satisfy	1x annual base salary	or	10,000
Non-Employee Directors	Satisfy	5x annual board cash retainer	or	10,000

In February 2017, the Compensation Committee reviewed compliance with the Guidelines in effect as of December 31, 2016, for all incumbent directors and executive officers. Except for Mr. Desai, who joined the Board in December 2015, all of our non-employee directors satisfied the applicable stock ownership level as of December 31, 2016. Except for Mr. Olivier Leonetti, who joined Zebra as our Chief Financial Officer in November 2016, Mr. Jeff Schmitz, who joined Zebra as our Chief Marketing Officer in February 2016, Ms. Colleen O’Sullivan, who joined Zebra in August 2016 as our Chief Accounting Officer, and Mr. Michael Cho, each of Zebra’s executive officers satisfied the applicable stock ownership level. A copy of the revised Stock Ownership Guidelines is available on Zebra’s website at http://www.zebra.com under “About Zebra-Investor Relations-Governance-Governance Documents.”

Oversight of Risk Management

The goal of risk management is to provide reasonable assurance to our senior management and Board that a controllable risk will not have a material or significant adverse effect on Zebra. As set forth in our Corporate Governance Guidelines, the Board is responsible for the oversight of risk management. This responsibility is discharged primarily through the Audit Committee. The Audit Committee receives regular reports from a risk committee comprised of management employees regarding the identification and management of risk in our businesses. In addition, the Compensation Committee is responsible for the oversight of risk related to our compensation policies and practices and the Information Technology Committee is responsible for the oversight of risk related to information technology. The Audit Committee, Compensation Committee and the Information Technology Committee give regular reports to the Board regarding their oversight roles and the directors regularly discuss significant risks facing Zebra. Management categorizes identified risks as environmental (such as economic environment, competitive landscape, and currency/foreign exchange rates), strategic (such as product research and development, brand positioning, marketing and pricing), operational (such as distribution and logistics, and sales), financial (such as tax, accounting, information technology, and liquidity) or legal and compliance (such as governance, international trade, anti-bribery, product compliance, international laws and regulations, and litigation) risk. Risks arising out of Zebra’s compensation policies and practices may, depending on the actions or behavior encouraged by a performance or similar goal, be categorized as a strategic, operational, financial, or legal and compliance risk. Identified risks that may be controlled are then assessed by management in terms of impact on Zebra, the likelihood of occurrence, and ultimately, Zebra’s level of risk exposure. Environmental risks, such as general economic conditions, are not directly controllable by management, but are evaluated against Zebra activities to manage Zebra’s exposure to these risks.

Management conducts an annual assessment of the risks arising out of Zebra’s compensation policies and practices. Management reviewed each significant element of compensation for the purpose of determining whether that element of compensation, including any related performance goals and targets, encourages identifiable risk-taking behavior and whether any identified risks could have a material adverse effect on Zebra. As part of this review management considers whether a compensation plan is designed to mitigate or cap risk, including features such as compensation caps under our Zebra Incentive Plan. Management reviewed base salaries, the 2016 Zebra Incentive Plan, and equity awards granted under the 2011 and 2015 Long-Term Incentive Plans. Based on this review, management then prepared a report and discussed its review and conclusions with the Compensation Committee. Management determined that our policies and practices are not reasonably likely to have a material adverse effect on Zebra.

Code of Business Conduct; Code of Ethics for Senior Financial Officers

Zebra has a Code of Business Conduct that applies to directors, officers and employees. We also have a Code of Ethics for Senior Financial Officers that applies to our CEO, Chief Financial Officer and Chief Accounting Officer. The Code of Business Conduct and Code of Ethics for Senior Financial Officers each address matters such as conflicts of interest, confidentiality, fair dealing and compliance with laws and regulations. During 2013, Zebra approved a revised Code of Business Conduct and reviewed the Code of Ethics for Senior Financial Officers. Copies of the Code of Business Conduct and Code of Ethics for Senior Financial Officers are available on Zebra’s website at http://www.zebra.com under “About Zebra-Investor Relations-Governance-Governance Documents.”

Related-Party Transactions

Zebra has a written related-party transaction policy that may apply to any transaction, arrangement or relationship in which Zebra and any related person are parties. A related person includes our directors and executive officers, their immediate family members, entities in which a director, executive officer or immediate family member is a partner or has a 10% or more beneficial interest, and beneficial owners of more than 5% of our common stock and their immediate family members. Our General Counsel and Audit Committee administer Zebra’s policy, with the General Counsel first assessing whether a proposed transaction is subject to the policy. If the General Counsel determines that a proposed transaction is a related-party transaction, then the Chairman of the Audit Committee or the full Audit Committee will review the proposed transaction to determine if it should be approved. Under Zebra’s policy, all relevant available facts and circumstances are to be considered, including: (i) the benefits to Zebra; (ii) the impact on a director’s independence in the event that the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; (iii) the availability of other sources for comparable products or services; (iv) the related person’s interest in the transaction; (v) the terms of the transaction; and (vi) the terms available to unrelated third parties or to employees generally. At the end of each fiscal quarter, we conduct a related party survey with all of our directors and executive officers. The survey required each director and executive officer to identify (a) all related parties, including family members and entities with which such director, executive officer or family member has an ownership interest or is a director or officer, and (b) any transactions between Zebra and such related parties. The survey responses indicated there were no related-party transactions in 2016.

Compliance Reporting

Zebra maintains a compliance hotline and website for compliance reporting. The compliance hotline and website establish a confidential means for employees or other persons to communicate to management or the Board any concerns that they may have, including concerns regarding accounting, internal controls or audit matters or compliance with laws, regulations, policies or the Code of Business Conduct. Our Chief Compliance Officer reports regularly to the Audit Committee on our Compliance and Ethics Program, including reporting on the communications received via the compliance hotline.

Proposal 1

Election of Directors

The Board of Directors currently consists of eight directors, seven of whom are independent under NASDAQ listing requirements, and one of whom, the CEO of Zebra, is currently an executive officer. Each of the nominees for election as director currently serves as a director of Zebra.

Our Board of Directors is divided into three separate classes, with one class being elected each year to serve a staggered three-year term. The terms of the Class III Directors expire at the annual meeting, and three directors will be elected to serve for a three-year term expiring at the 2020 meeting and until their successors are elected and qualified. Our Nominating and Governance Committee has recommended, and our Board has approved, the nomination for election of Anders Gustafsson, Andrew K. Ludwick and Janice Roberts to serve as Class III Directors.

If at the time of the annual meeting any of the nominees is unable or declines to serve, the persons named in the proxy will, at the direction of the Board of Directors, either vote for the substitute nominee or nominees that the Board of Directors recommends or vote to allow the vacancy to remain open until filled by the Board. The Board has no reason to believe that any nominee will be unable or will decline to serve as a director if elected.

The Board of Directors recommends a Vote “FOR” the election of Anders Gustafsson, Andrew K. Ludwick and Janice Roberts to serve as Directors of Zebra.

The following table sets forth information regarding the nominees for Class III Directors and the remaining directors. Included in this biographical information is information regarding certain of the experiences, qualifications, attributes, and skills that are relevant to each individual’s service as a director:

Name	Age	Position with Zebra	Director Since	Term Expires
Nominees
Class III Directors
Anders Gustafsson	56	Director and Chief Executive Officer	2007	2017
Andrew K. Ludwick	71	Director	2008	2017
Janice Roberts	61	Director	2013	2017

Continuing Directors
Class I Directors
Chirantan Desai	46	Director	2015	2018
Richard L. Keyser	74	Director	2008	2018
Ross W. Manire	65	Director	2003	2018

Class II Directors
Frank B. Modruson	57	Director	2014	2019
Michael A. Smith	62	Director and Chairman	1991	2019

Nominees for Class III Director

Anders Gustafsson became Zebra’s Chief Executive Officer and a director in 2007. Prior to joining Zebra, Mr. Gustafsson served as Chief Executive Officer of Spirent Communications plc, a publicly-traded telecommunications company, from 2004 until 2007. From 2000 until 2004, he was Senior Executive Vice President, Global Business Operations, of Tellabs, Inc., a communications networking company. Mr. Gustafsson also served as President, Tellabs International, as well as President, Global Sales, and Vice President and General Manager, Europe, Middle East and Africa. Earlier in his career, he held executive positions with Motorola, Inc. and Network Equipment Technologies, Inc. Mr. Gustafsson is a member of the Board of Directors of Dycom Industries Inc., a company that provides construction and specialty services to the telecommunications industry. Mr. Gustafsson serves as a trustee of the Shedd Aquarium and as a board member of Junior Achievement of Chicago. Mr. Gustafsson has an MS degree in Electrical Engineering from Chalmers University of Technology in Gothenburg, Sweden, and an MBA degree from Harvard Business School.

Andrew K. Ludwick has been a director since 2008. Mr. Ludwick has extensive experience in technology and start-up businesses, including serving as Chief Executive Officer of Bay Networks, Inc., a multi-billion dollar communications networking company, from 1994 to 1996, and Founder, President and Chief Executive Officer of SynOptics Communications, Inc., a communications networking company, from 1985 to 1994. He has been a private investor since 1997. Mr. Ludwick holds a BA from Harvard College and an MBA from Harvard Business School. He is a member of our Audit Committee and Information Technology Committee. The Board, Audit Committee and Information Technology Committee benefit from Mr. Ludwick’s extensive experience as an entrepreneur, manager and investor in technology businesses. Mr. Ludwick’s operational background provides the experience necessary to help the Board fulfill its oversight duties with regard to Audit Committee responsibilities and also to advise the Board and management on technology matters.

Janice Roberts has been a director since 2013. Ms. Roberts is currently a partner with Benhamou Global Ventures, an early-stage venture capital firm based in Silicon Valley. Ms. Roberts was previously a Venture Advisor at Mayfield Fund, a global venture capital fund based in Silicon Valley. For more than 10 years, she was a Managing Director at Mayfield Fund, where she invested in mobile, wireless, communications and consumer technology companies. Prior to joining Mayfield Fund, Ms. Roberts held various executive positions at 3Com Corporation (acquired by the Hewlett-Packard Corporation), including leading its global marketing and business development operations, as well as a number of the company’s new business initiatives, including its Palm Computing subsidiary and 3Com Ventures. Ms. Roberts currently serves on the Boards of GBx, Playfirst, Inc. and RealNetworks, Inc., where she is a member of its Compensation Committee, Nominating Committee and Executive/Strategy Committee. Additionally, she serves on the board of the Ronald McDonald House at Stanford, which is located in Palo Alto, CA, and as an advisor for Illuminate Ventures, a group dedicated to investing in companies that are inclusive of women entrepreneurs. Ms. Roberts has a B.A. degree in Economics from the University of Birmingham in Birmingham,

United Kingdom. Ms. Roberts’ experience with technology companies, venture deals and her board work will prove important as Zebra expands its business into additional technological spheres, including the Internet of Things. Ms. Roberts is a member of our Compensation Committee.

Continuing Directors

Chirantan “CJ” Desai has been a director since 2015. Mr. Desai currently serves as Chief Product Officer at ServiceNow. From 2013 to 2016, Mr. Desai served President of the Emerging Technologies Division at EMC. In this role, Mr. Desai oversaw research and development, launching new products, and growing new businesses as the company transitions from a hardware-centric to a more software-oriented solutions company that helps customers accelerate their journey to cloud computing. Prior to working at EMC, Desai was Executive Vice President at Symantec, where he led the firm’s Information Management Group. In this role, Mr. Desai was responsible for a $3 billion business and a team of approximately 4,000 people. Previously, Mr. Desai also was responsible for Endpoint Security and Mobility group at Symantec where he became the go-to security expert for top enterprises. Prior to Symantec, Mr. Desai built and ran offshore businesses in Bangalore, India for Oracle and Pivotal through which he developed best practices in product development and go-to-market strategy. Mr. Desai has a master’s degree in Computer Science and an MBA from the University of Illinois. Mr. Desai began his career with Oracle and was a key member of the team that launched Oracle’s first cloud services. He is also a member of our Compensation Committee

Richard L. Keyser has been a director since 2008. Mr. Keyser spent much of his career at W.W. Grainger, Inc., an international distributor of maintenance, repair and operating supplies. In 2010, Mr. Keyser was honored as the National Association of Corporate Directors (“NACD”) 2010 Public Company Director of the Year. The NACD’s award criteria include an unwavering commitment to integrity, confidence, informed judgment, and performance. Mr. Keyser served as Chairman Emeritus of Grainger from 2009 to 2010. Previously, he served as Grainger’s Chairman from 2008 to 2009, as Chairman and Chief Executive Officer from 1995 until 2008, and President and Chief Operating Officer from 1994 to 1995. Prior to joining Grainger in 1986, he held positions at NL Industries and Cummins Engine Company. Mr. Keyser received a BS degree from the United States Naval Academy and an MBA degree from Harvard Business School. Mr. Keyser serves as a trustee of the Shedd Aquarium, a trustee of the Field Museum of Natural History, a director of the US Naval Academy Foundation, and Chairman of the National Merit Scholarship Corporation. Mr. Keyser was appointed as the Chair of our Compensation Committee in May 2015, upon the retirement of Dr. Robert Potter. He also serves as a member of our Information Technology and Nominating and Governance Committees. Since Zebra primarily sells its products through distributors and resellers, Mr. Keyser’s experience with these channels provides significant strategic and operational benefits to Zebra.

Ross W. Manire has been a director since 2003. He has served since 2002 as President and Chief Executive Officer of ExteNet Systems, Inc., a wireless networking company Mr. Manire founded. Mr. Manire’s professional career includes serving as a partner in the Entrepreneurial Services Group at Ernst & Young, LLP, a leading accounting firm, from 1983 to 1989. Prior to joining ExteNet, Mr. Manire was President of the Enclosure Systems Division of Flextronics International, Ltd., an electronics contract manufacturer, from 2000 to 2002. He was President and Chief Executive Officer of Chatham Technologies, Inc., an electronic packaging systems manufacturer that merged with Flextronics, in 2000. Prior to joining Chatham, he was Senior Vice President of the Carrier Systems Business Unit of 3Com Corporation, a provider of networking equipment and solutions. He served in various executive positions with U.S. Robotics from 1991 to 1997, including Chief Financial Officer, Senior Vice President of Operations and Senior Vice President of the Network Systems Division prior to its merger with 3Com in 1997. From 1989 to 1991, Mr. Manire was a partner in Ridge Capital, a private investment company. Mr. Manire holds a BA degree from Davidson College and an MBA degree from the University of Chicago. He is a member of the Board of Directors and Finance and Audit Committees of The Andersons, Inc., a diversified business with interests in agribusiness, railcars and retailing. Mr. Manire is a member of our Audit, Information Technology, and Nominating and Governance Committees. The Board, Audit Committee and Information Technology Committee benefit from his business, operational, accounting and financial knowledge and experience. For example, Mr. Manire’s experience with electronics contract manufacturing proved important as Zebra initiated and completed its project to outsource printer manufacturing. Mr. Manire’s financial and accounting experience facilitates the Board’s oversight of Zebra’s accounting, internal control and auditing functions and activities.

Frank B. Modruson has been a director since 2014. From 2003 to 2014, Mr. Modruson served as the Chief Information Officer at Accenture, a world-wide leader in management consulting, information technology, systems integration, and business process outsourcing services. As CIO, he was responsible for the information technology strategy, applications and infrastructure supporting a global business of 281,000 employees. He also chaired Accenture’s Information Technology Steering Committee and was a member of the Accenture Operating Committee and Global Leadership Council. In 2010, Mr. Modruson was elected to CIO Magazine’s CIO Hall of Fame. In addition, InfoWorld named him to its list of Top 25 CTOs and ComputerWorld named him one of its Premier 100 CTOs. Prior to becoming CIO at Accenture, Mr. Modruson worked there as a Partner and Associate Partner for 15 years. Mr. Modruson currently serves on the boards of First Midwest Bancorp, Forsythe Technologies, Inc., and Landauer, Inc. He is also a volunteer firefighter and serves on the Board of the Directors of the Lyric Opera of Chicago. Mr. Modruson has a B.A. in Computer Science from Dickinson College and a Masters in Computer Science from Pennsylvania State University. Mr. Modruson is a member of our Audit Committee and the Chair of our Information Technology Committee. His experience transforming IT into an asset for Accenture will assist Zebra as it looks to expand and move into new markets.

Michael A. Smith has substantial knowledge of Zebra and its industry, including prior service as a director of a public company in the automatic identification sector. He has served as a director of Zebra since 1991 and as Chairman since 2007. The Board and the Committees on which Mr. Smith serves also benefit from Mr. Smith’s experience and skills in financial services as well as from his 25 years of industry experience. Since 2000, he has served as Chairman and Chief Executive Officer of FireVision LLC, a private investment company that he founded. From 1998 to 1999, Mr. Smith was Senior Managing Director and head of the Chicago and Los Angeles offices of the Mergers & Acquisitions Department of NationsBanc Montgomery Securities and its successor entity, Banc of America Securities, LLC. Previously, he was Senior Managing Director and co-head of the Mergers and Acquisitions Department of BancAmerica Robertson Stephens; co-founder and head of the investment banking group, BA Partners, and its predecessor entity, Continental Partners Group; Managing Director, Corporate Finance Department, Bear, Stearns & Co.; and Vice President and Manager of the Eastern States and Chicago Group Investment Banking Division of Continental Bank. Mr. Smith graduated Phi Beta Kappa from the University of Wisconsin with a BA degree and received an MBA degree from the University of Chicago. Mr. Smith is a member of the Board of Directors of SRAM International Corp., a global designer, manufacturer and marketer of premium bicycle components. Mr. Smith is a managing member of Blue Star Lubrication Technology LLC and Blue Star Lubrication Technology Investors LLC, a provider of industrial lubricants and greases. Mr. Smith is the Chair of our Audit and Nominating and Governance Committees and is a member of our Compensation Committee. Mr. Smith is also a Board Leadership Fellow of the National Association of Corporate Directors, having completed NACD’s comprehensive program of study for experienced corporate directors.

Board and Committees of the Board

Our business is managed under the direction of our Board, which is kept advised of Zebra’s business through regular and special meetings of the Board and its Committees, written reports and analyses and discussions with the CEO and other officers.

During 2016, our Board met ten (10) times. All directors attended 75 percent or more of the meetings of our Board and standing committees on which they served in 2016. All directors attended the 2016 Annual Meeting of stockholders held in May 2016. Our Board has four standing committees, each of which is composed entirely of independent directors: the Audit Committee, the Compensation Committee, the Information Technology Committee, and the Nominating and Governance Committee.

The following table shows each Committee on which each director served, the Chair of each Committee and the number of meetings held by each Committee.

Independent Director	Nominating and Governance	Compensation	Audit	Information Technology
Chirantan Desai		Member

Richard L. Keyser		Chair		Member

Andrew K. Ludwick			Member	Member

Ross W. Manire	Member		Member	Member

Frank B. Modruson			Member	Chair

Janice Roberts		Member

Michael A. Smith	Chair	Member	Chair

Meetings in 2016	3	6	9	8

Audit Committee. The Audit Committee functions as the standing audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Our Board has determined that Mr. Manire is an “audit committee financial expert” as defined under Securities and Exchange Commission regulations. In addition to the Board’s determination that each member of the Committee meets the independence requirements under NASDAQ and rules of the Securities and Exchange Commission, (1) each member of this Committee satisfies the NASDAQ requirements that no member have participated in the preparation of financial statements of Zebra or any current subsidiary of Zebra within the past three years and (2) Mr. Manire meets the financial sophistication requirement established by NASDAQ. This Committee assists the Board in fulfilling its oversight functions with respect to matters involving the financial reporting, independent and internal audit processes, disclosure controls and procedures and internal control over financial reporting, and matters such as related-party transactions and risk management. The Committee is responsible for appointing, retaining, compensating, evaluating, and terminating, when appropriate, our independent auditor; reviewing and discussing with management and the independent auditor, Zebra’s annual and quarterly financial statements; and discussing policies with respect to risk assessment and risk management. The Committee has the authority to engage and determine funding for outside legal, accounting or other advisors.

Compensation Committee. The Compensation Committee determines the total compensation philosophy relating to our CEO and other executive officers and determines Zebra’s peer group for market competitive compensation purposes. The Committee oversees overall compensation corporate governance, the administration of Zebra’s short-term and long-term compensation plans and determines (or with respect to the CEO recommends to the Board) the total compensation and terms of employment for executive officers, including salaries, short-term incentive targets, long-term incentive targets, performance goals and performance targets for both cash and equity awards, and the timing, terms and number of equity awards. The Committee also oversees Zebra’s Stock Ownership Guidelines for the non-employee directors and executive officers. The Committee has delegated authority to the CEO to grant a limited number of equity awards to non-executive officers between regular meetings of the Committee. The Committee also oversees the performance management and talent management processes used by Zebra and recommends to the Board the compensation of non-employee directors.

Willis Towers Watson served in 2016 as the independent executive compensation consultant to the Committee to provide competitive compensation data, analysis and guidance throughout the process of determining compensation for Zebra’s executive officers. The role of Willis Towers Watson in determining executive compensation is further described below under “Compensation Discussion and Analysis.” The Committee has the authority to engage outside legal counsel, tax and accounting, or other advisors.

Information Technology Committee. In March 2015, our Board established the Information Technology Committee. The Information Technology Committee assists our Board in fulfilling its oversight functions with respect to matters involving appraising our information technology (“IT”) strategy and architecture; appraising major IT-related projects and technology architecture decisions; ensuring that our IT programs effectively support our business objectives and strategies; evaluating our cybersecurity programs in light of relevant market risks; and updating our Board on IT-related matters.

Nominating and Governance Committee. The Nominating and Governance Committee identifies individuals qualified to be Board members, recommends director nominees, and assists our Board in discharging its responsibilities relating to corporate governance. For more information regarding the Nominating and Governance Committee, see “Corporate Governance.” The Committee has the authority to retain a search firm to identify director candidates and to engage outside legal counsel or other advisors.

Director Compensation

In October 2014, the Compensation Committee reviewed market data on both non-employee director compensation and the financial performance of the new peer group that was approved in July 2014 in anticipation of the acquisition of the Enterprise business in October 2014. The compensation information also consisted of data from the 2013-2014 National Association of Corporate Directors Director Compensation Report relating to medium and large size companies. The compensation data indicated that Zebra’s total board compensation was slightly below the median of the peer group, with the cash retainer being aligned with the median of the peer group, total cash compensation being aligned with the median of the peer group, and equity compensation being slightly below the median of the peer group. In addition, Zebra’s mix of cash (29%) and equity awards (71%) was also aligned with the median mix of the peer group, with the grant of fully-vested stock by Zebra being consistent with the majority of peer group companies. The Committee also reviewed the compensation of members of the audit, compensation and nominating and governance committees of the Board, with the compensation data indicating that the compensation of the Chairman of the Audit Committee was slightly below the 25th percentile of the peer group, the compensation of the Chairman of the Compensation Committee was at the 25th percentile of the peer group, and the compensation of the Chairman of the Nominating and Governance Committee being below the 25th percentile of the peer group. Audit Committee member compensation was slightly above the median of the peer group, Compensation Committee member compensation was at the 75th percentile of the peer group, and Nominating and Governance Committee member compensation was aligned with the 75th percentile of the peer group. At that time, the Board decided not to take action with respect to non-employee director compensation.

In October 2015, the Compensation Committee reviewed changes recommended by Willis Towers Watson to the compensation of non-employee directors as described below. The Committee then recommended such changes to the whole Board for its consideration. In February 2016, the Board approved the following compensation:

Annual Cash Retainer	The annual cash retainer was maintained at $60,000 for all non-employee directors, with Chairman Smith’s annual cash retainer remaining at $110,000.

Annual Equity Retainer	Effective with the May 2016 annual equity grant to non-employee directors, the target grant date fair value was increased from $150,000 to $175,000 with the mix of equity grants remaining unchanged with 100% in the form of fully-vested stock.

Additional Cash Fees	The additional cash fee of $2,000 was maintained for each in-person Board meeting in excess of five in-person Board meetings per year and $1,000 for each telephonic Board meeting in excess of two telephonic Board meetings per year.

The Committee also made recommendations regarding compensation for service on committees of the Board and the Board approved the following compensation:

Annual Cash Retainer for Committee Chair

•     Increase from $15,000 to $25,000 for the Compensation Committee Chair.

•     Increase from $15,000 to $25,000 for the Audit Committee Chair.

•     Increase from $8,000 to $10,000 for the Nominating and Governance Committee Chair.

•     Maintain at $10,000 for the Information Technology Committee Chair.

Annual Cash Retainer for Committee Members

•     Increase from $10,000 to $15,000 for each Compensation Committee member who is not serving as Chair.

•     Increase from $10,000 to $15,000 for each Audit Committee member who is not serving as Chair.

•     Increase from $5,000 to $7,500 for each Nominating and Governance Committee member who is not serving as Chair.

•     Maintain at $7,500 for each Information Technology Committee member who is not serving as Chair.

Cash Fees for Additional Committee Meetings

•     Maintain at $1,500 for the Chair and $1,000 for other committee members for each in-person committee meeting in excess of five in-person committee meetings per year with no additional fee for telephonic committee meetings.

In addition, in February 2016, in recognition of their service on the Information Technology Committee, the Board also granted an additional one-time cash retainer to the Chairman of the Information Technology Committee in the amount of $15,000 and a one-time cash retainer to the other members of the committee in the amount of $10,000.

Non-employee directors may participate in our non-qualified deferred compensation plan and our group medical and dental plans, and they are reimbursed for expenses incurred in attending Board and committee meetings. Mr. Gustafsson does not receive additional compensation for service as a director.

2016 Non-Employee Director Compensation

In May 2016, the Committee approved 2016 annual grants to the seven directors then serving as non-employee directors with a targeted grant value of $175,000 in common stock, each fully vested upon grant. Each of these non-employee directors was granted 3,584 fully vested shares. The following table provides information regarding the compensation of our non-employee directors for 2016.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All other Compensation ($)	Total ($)
Chirantan Desai	70,000	175,007	0	245,007
Richard L. Keyser	114,000	175,007	0	289,007
Andrew K. Ludwick	95,500	175,007	0	270,507
Ross W. Manire	105,000	175,007	0	280,007
Frank B. Modruson	104,000	175,007	0	279,007
Janice Roberts	70,000	175,007	0	245,007
Michael A. Smith	164,000	175,007	0	339,007

(1)	On May 19, 2016, Ms. Roberts and Messrs. Desai, Keyser, Ludwick, Manire, Modruson and Smith were each granted an award of 3,584 shares of common stock. All of the 2016 equity awards to directors were fully vested upon grant. The amounts in the table represent the aggregate grant date fair value for these awards computed in accordance with Financial Accounting Standards Codification 718, Compensation – Stock Compensation. Please see Note 12, “Share-Based Compensation,” of Zebra’s consolidated financial statements included in Zebra’s Annual Report on Form 10-K for the year ended December 31, 2016, for a discussion of assumptions made in calculating the grant date fair value of these awards.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth below. Based on its review and discussion with management, the Compensation Committee has recommended to Zebra’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Zebra’s Annual Report on Form 10-K for the year ended December 31, 2016.

Compensation Committee

Richard L. Keyser, Chair
Chirantan Desai
Janice Roberts
Michael A. Smith

Executive Summary - Compensation Discussion and Analysis

Our Compensation Discussion and Analysis focuses on Zebra’s total rewards philosophy, the role of the Compensation Committee (for purposes of the Compensation Discussion and Analysis section, the “Committee”), the components of our compensation, market and peer group data, and the approach used by the Committee when determining elements of the compensation package of our executive officers, including base pay, annual incentive targets and achievement relative to target, long-term equity incentive targets and achievement relative to targets, benefits and employment agreements.

Named Executive Officers

The following executive officers’ compensation is disclosed and discussed in this proxy statement (the “named executive officers”):

•	Anders Gustafsson, Chief Executive Officer

•	William Burns, Senior Vice President, Enterprise Visibility and Mobility

•	Hugh K. Gagnier, Senior Vice President, Asset Intelligence and Tracking

•	Joachim Heel, Senior Vice President, Global Sales

•	Olivier Leonetti, Chief Financial Officer

•	Michael C. Smiley, former Chief Financial Officer

Setting 2016 Compensation and Incentive Targets for Executive Officers

Zebra’s total rewards program is designed to align our business strategy with increasing stockholder value. An important aspect of our compensation philosophy and programs is to pay competitively and reward for company and individual performance. Base pay, annual incentive and long-term equity components are determined within a pay-for-performance approach, aligned generally with market median when target performance goals are achieved. Superior performance can result in above median compensation when target financial or individual performance goals are exceeded.

In designing and implementing our total compensation program for 2016, we were primarily guided by 2015 market compensation data of a peer group of publicly-traded companies, and market compensation data provided by Willis Towers Watson from three broad-based surveys. 2016 market compensation data for the peer group was not then available due to the October 2015 timing of the review. The peer group data included: revenue; earnings before interest, taxes, depreciation and amortization; net income; market capitalization; number of full-time employees; one- and three-year revenue growth; one- and three-year EBITDA growth; one- and three-year net income growth; net profit margin; return on invested capital (“ROIC”); and one-, three- and five-year total stockholder return (“TSR”) for each of the 15 peer group companies.

Zebra’s executive officers’ base salary compensation as of October 2015 ranged from 13% below to 26% above the consensus market median. (i.e., average of the peer group and three broad-based surveys). Mr. Gustafsson’s base salary was 5% below consensus market median. The market data for target annual cash incentive compensation as a percentage of base salary indicated that our executive officers’ target annual cash incentive compensation as of October 2015 ranged from 17% below to 19% above the consensus market median. The target annual cash incentive compensation in absolute dollar terms for our executive officers ranged from 18% below to 47% above the consensus market median. Mr. Gustafsson’s target annual cash incentive as a percentage of base salary was 17% below the consensus market median and his target annual cash incentive compensation in absolute dollar terms was 15% below the consensus market median. The market data for target long-term incentive equity awards indicated that our executive officers’ equity compensation from the 2015 annual grant in absolute dollar terms to then Zebra executive officers ranged from 33% below to 42% above the consensus market median. Mr. Gustafsson’s target long-term incentive equity award from his 2015 annual grant in absolute dollar terms was 9% below the consensus market median.

Named Executive Officer Compensation

After reviewing market data, considering our total rewards philosophy, the recommendations of the CEO with respect to executive officer compensation, and additional corporate governance issues such as a pay for performance analysis, the Board or the Committee took the following actions with respect to 2016 compensation and stock ownership:

•	Approved an increase over the 2015 annual cash incentive targets as a percentage of earned base salary of 5 percentage points for one of ten then executive officers. The CEO’s 2016 annual cash incentive target remained at 115% of earned base salary.

•	Approved 2016 annual cash incentive award targets to be paid in March 2017 to each named executive officer based on achieving certain levels of adjusted EBITDA, net sales and the reduction of total long-term debt outstanding. Performance measurements for net sales and adjusted EBITDA achievement were done on a quarterly basis with the reduction of total long-term debt measured at December 31, 2016. As discussed further in the Compensation Discussion and Analysis, the weighted average payout percentage was 68.5% of the target incentive for named executive officers, including Mr. Gustafsson.

•	Adjusted EBITDA – For each named executive officer, 50% of the target payout was based on achieving at least 80% of the adjusted EBITDA performance target each quarter, with no payout if performance is below that threshold performance. Actual 2016 adjusted EBITDA as calculated per Zebra’s incentive plan was $132.1 million for the first quarter representing 79.9% of the performance target (which was below the threshold for payout), $144.2 million for the second quarter representing 97.5% of the performance target, $164.7 million for the third quarter representing 96.3% of the performance target, and $183.6 million for the fourth quarter representing 85.5% of the performance target.

•	Net Sales – For each named executive officer, 30% of the target payout was based on achieving at least 92.5% of the 2016 net sales performance target each quarter, with no payout if performance is below that threshold performance. Actual 2016 net sales as calculated per Zebra’s incentive plan were $850.4 million for the first quarter representing 93.3% of the performance target, $881.8 million for the second quarter representing 93.9% of the performance target, $906.4 million for the third quarter representing 94.0% of the performance target, and $941.7 million for the fourth quarter representing 93.7% of the performance target.

•	Reduction of Long-Term Debt – The remaining 20% of the target payout for each named executive officer was based on achievement of a reduction of total long-term debt target performance goal. Under the incentive plan, the 2016 reduction in long-term debt target was $300 million, which excludes any reduction from net proceeds realized from the sale of our wireless LAN business in October 2016. The total long-term debt reduction exceeded the target threshold of $300 million.

•	In March 2016, the Committee approved performance-vested restricted stock awards that constituted 40% of the grant date fair value of the named executive officers’ target equity awards, time-vested restricted stock awards that constituted 40% of the grant date fair value of the named executive officers’ target equity awards, and time-vested stock appreciation rights that constituted 20% of the grant date fair value of the named executive officers’ target equity awards.

•	The performance-vested restricted stock awards granted in May 2016 have a three-year performance period ending on December 31, 2018, and a payout based on achieving target levels of (1) net sales CAGR (weighted 60%) in 2016, 2017 and 2018, and (2) adjusted EBITDA margin (weighted 40%) in 2016, 2017 and 2018. Mr. Leonetti joined Zebra in October 2016 and in November 2016, he was granted performance-vested restricted stock with a two-year performance period ending on December 31, 2018 and a payout based on achieving target levels of (1) net sales CAGR (weighted 60%) in 2017 and 2018, and (2) adjusted EBITDA margin (weighted 40%) in 2017 and 2018.

•	Approved the vesting in May 2016 of the 2013 performance-vested restricted stock awards that had a three-year performance period ended December 31, 2015. These awards vested at 150% of the target number of shares due to the achievement over the performance period of (1) a net sales CAGR (54.4%) that exceeded the target of 10.0% for maximum payout established in 2013 and (2) a three-year ROIC average (18.9%) that met the target range of 18.0% to 21.99% for payout established in 2013.

•	Reviewed compliance with our stock ownership guidelines as of December 31, 2016, for non-employee directors and executive officers. This review showed that all directors and named executive officers exceeded or are on track to exceed the stock ownership goals applicable to them.

Stockholders Approve Compensation of Zebra’s Named Executive Officers (Say on Pay)

At Zebra’s 2016 Annual Meeting, we conducted a stockholder advisory vote regarding the 2015 compensation of executive officers as disclosed in the 2016 proxy statement. Zebra’s Board of Directors recommended stockholders approve the executive officers’ compensation. The proposal was approved by 96.7% of the votes cast for the proposal plus the votes cast against the proposal.

The Committee discussed the results and determined that no changes to compensation philosophy or strategy were required or should be considered as a result of the favorable stockholder vote. While the advisory vote was positive, our Board, Compensation Committee and executive officers regularly consider changes to our total rewards programs to align our strategy to Zebra’s business strategy and stockholder expectations. For example, the performance goals for our 2016 incentive plan included a goal for long-term debt reduction arising from Zebra’s acquisition of the Enterprise business in 2014. This goal was included to reflect our strategy to reduce our leverage and create financial flexibility for potential investment opportunities. In addition, the performance goals for our 2016 performance-vested restricted stock awards include a goal related to compound average growth rate in net sales (similar to our 2015 awards) and a goal related to adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) margin percentage (similar to our 2015 awards). The adjusted EBITDA performance goal was added to reflect our strategy to integrate the Enterprise business while meeting or exceeding a target adjusted EBITDA margin percentage which we believe will create value for our stockholders.

Annual Advisory Vote on Compensation of Named Executive Officers (Say on Frequency)

Zebra holds an annual stockholder advisory vote on the compensation of our named executive officers. The next stockholder advisory vote on the frequency of stockholder advisory votes on named executive officer compensation will be held at our 2017 annual meeting.

Independent Compensation Committee

Only independent directors served on the Compensation Committee during 2016. Mr. Keyser served as the Chair of the Compensation Committee, and Mr. Chirantan Desai, Ms. Janice Roberts and Mr. Michael Smith also served as members of the Compensation Committee throughout 2016. None of the Compensation Committee members has ever been an officer or employee of Zebra.

Compensation Discussion and Analysis

Our Total Rewards Philosophy

The Committee annually reviews the total rewards philosophy. Zebra’s total rewards program is designed to align our business strategy with increasing stockholder value. Created with all employees in mind, our philosophy provides a holistic approach containing five inter-related dimensions that focus on the overall employment value proposition:

Total Rewards Component	Purpose of Component
Compensation

Base salary- to attract and retain employees by compensating them for the primary functions and responsibilities of the position.

Annual cash incentive awards- to attract, retain, motivate and reward employees for achieving or surpassing key target performance goals at the Zebra, business unit and individual level.

Long-term equity awards- to attract, retain, motivate and reward top talent for the successful creation of stockholder value.

Benefits	To attract and retain employees by providing competitive health, welfare and retirement benefits packages in order to maintain their overall health.

Work-Life and Well-Being	To attract and retain employees by providing programs that actively support and facilitate employees to achieve success at work and home through good health and wellness for body and mind.

Performance and Recognition	To attract, retain, motivate and reward employees for achievements that meet and surpass expectations.

Development and Career	To attract, retain and motivate employees by providing a learning foundation that allows employees to take charge of their career in support of business requirements.

The objectives of Zebra’s total rewards approach are to:

•	Increase stockholder value through long-term stock price growth.

•	Maximize the financial performance of Zebra.

•	Facilitate the delivery of the highest quality goods and services to our customers.

•	Encourage our employees to take actions that balance short-term achievements with long-term success without excessive risk.

•	Motivate behavior to attain Zebra’s objectives.

•	Attract, retain and reward the highest performing employees who contribute to our success.

Role of Our Compensation Committee

The Committee is comprised entirely of independent directors and assists the Board with its responsibilities regarding the total compensation of our executive officers and non-employee directors by overseeing our compensation and benefit programs. The Committee fulfills its responsibility by:

•	Reviewing our total rewards philosophy annually to ensure the components align with the objectives of our total rewards philosophy.

•	Seeking the counsel of our management team and advisors, such as that of a compensation consultant, for input and guidance.

•	Reviewing its charter annually to ensure its actions align with its responsibility delegated by the Board.

•	Fulfilling its responsibilities identified in its charter using a sound corporate governance approach that balances an appropriate level of risk tolerance with a total rewards philosophy.

Zebra’s Independent Compensation Consultants

With respect to 2016, the Compensation Committee engaged Willis Towers Watson as its independent executive compensation consultant to provide competitive peer group and executive compensation data, analysis and guidance when (1) establishing a peer group for compensation purposes, (2) setting executive officer and non-employee director compensation, and (3) reviewing performance and determining payouts with respect to performance-based awards. The Committee regularly assesses Willis Towers Watson’s independence pursuant to relevant SEC and NASDAQ rules. In connection with each assessment, the Committee receives a letter from Willis Towers Watson addressing the firm’s independence. The Committee concluded that no conflict of interest exists that would prevent Willis Towers Watson from independently representing the Committee.

Our Compensation Approach

In designing and implementing our total compensation program for 2016, we were primarily guided by market compensation data of a peer group of publicly-traded companies which our Committee views as comparable to Zebra, as well as market compensation data from three broad-based surveys. As further detailed below, the peer group companies were selected by the Committee as being within a reasonable range of similar revenue and market capitalization to Zebra, having a global business, having similar alignment with a variety of financial metrics, having a similar business model and products of a similar technical nature, and with a consideration of whether a potential peer also regards Zebra as a peer. The competitive compensation data is reviewed and utilized by the Committee when developing the design of our executive officer compensation program and setting executive compensation levels and targets.

Our Total Compensation Components

Our total compensation program includes four components: base salary, annual incentive, long-term equity incentive and employee benefits. Each component serves a particular purpose and, therefore, each is considered independent of the other components, although all four components combined provide a holistic total compensation approach within our overall total rewards philosophy in order to attract, retain, motivate, develop and reward our employees. For 2016, the Committee determined each executive officer’s compensation component levels by comparing each total compensation component to market data reflective of that compensation component. The Committee did not use a targeted pay mix to allocate total compensation among these components.

The base salary, annual incentive and long-term equity incentive components are determined within a pay-for-performance approach, targeted at market median when target performance goals are achieved, and can result in superior pay when target performance goals are exceeded and/or individual performance exceeds expectations. Actual cash compensation varies based upon the attainment of financial and individual performance goals, as well as each executive officer’s position, responsibilities and overall experience. The process by which individual performance goals are established and reviewed is described below under “Performance Management Process and Talent Management Review.” Employee benefits are designed with features that align with market median program offerings. The following table describes the purpose of each component and how that component is related to our pay-for-performance approach and budget:

Compensation Component	Purpose of Compensation Component	Compensation Component in Relation to Performance and Budget
Base salary	To attract and retain employees by compensating them for the primary functions and responsibilities of the position.	Any base salary increase an employee receives depends upon the employee’s individual performance, and the employee’s displayed skills and competencies, all established within the overall salary budget.

Annual cash incentive awards	To attract, retain, motivate and reward employees for achieving or surpassing key target performance goals at the Zebra, business unit and individual level.	Financial and individual performance determines the actual amount of the employee’s annual cash incentive award. Award amounts are “self-funded” because they are included in Zebra’s financial performance results when determining actual financial performance.

Long-term equity awards	To attract, retain, motivate and reward top talent to increase stockholder value.	The employees’ past performance and future potential determines the amount of equity granted to them, established within an annual equity grant budget. Additionally, the collective performance of our employees to attain our financial goals is one of many factors influencing stock price growth resulting in wealth creation.

Employee benefits	To attract and retain employees by providing competitive health, welfare and retirement benefits packages in order to maintain their overall health.	Established within the overall employee benefit budget.

Performance Management Process and Talent Management Review

Our annual performance management process and the results of our annual talent management review are important aspects of the Committee’s determination of compensation component levels and targets for our executive officers. Individual performance criteria and an executive officer’s talent assessment consist of a combination of objective and subjective criteria. Individual 2016 performance goals were established for all executive officers and final evaluations were conducted in early 2017 under our annual performance review process.

Performance Management Process for Individual Performance Goals: At the beginning of each year, Mr. Gustafsson meets with each executive officer and discusses the executive officer’s individual performance goals for the year. These performance goals are weighted and fall under our three strategic priorities of growth, execution and culture. In general, individual performance goals for an executive officer are those initiatives led or supported by the executive officer. Mr. Gustafsson then presents each executive officer’s individual performance goals to the Committee for approval. The Board of Directors and Chairman Smith work with Mr. Gustafsson to establish Mr. Gustafsson’s individual performance goals for the year, though Mr. Gustafsson’s performance goals for the year are not given an incentive weight within our short-term or long-term compensation programs. After the year end, Mr. Gustafsson evaluates the attainment of each individual performance goal and the executive officer’s leadership and contributions in achieving the performance goal, and presents his assessment to the Committee for their review, including Mr. Gustafsson’s recommended “multiplier” for each executive officer. The multiplier is 1.0 if the executive officer has met expectations with respect to individual performance goals, and is a below 1.0 or above 1.0 to the extent the executive officer has not met, or has exceeded, individual performance goals as recommended by Mr. Gustafsson and approved by the Committee. The Board has an annual formal evaluation process led by Chairman Smith, through which it assesses the performance of Mr. Gustafsson, including determining the extent to which Mr. Gustafsson’s individual performance objectives are met. For 2016 performance, Chairman Smith, Mr. Keyser and Mr. Ludwick communicated the results of the Board’s evaluation to Mr. Gustafsson. Mr. Gustafsson communicated to each executive officer the results of his evaluation and recommendations to the Committee, as well as the Committee’s discussion and decision as to the 2016 annual incentive award. The performance evaluations by Mr. Gustafsson may take into account other factors such as (1) performance of daily responsibilities; (2) particular or general contributions to the overall management of Zebra; and (3) display of behaviors against Zebra’s values.

Talent Management Review: In 2016, Mr. Gustafsson presented an overall talent management review to the Board, discussing the past performance and future potential of each executive officer and certain of their direct reports, including a discussion of key skills, competencies, developmental opportunities and succession plans.

Establishing Our Peer Group

In July 2015, the Committee engaged Willis Towers Watson to review Zebra’s peer group and make recommendations regarding changes to Zebra’s peer group for purposes of reviewing and analyzing both executive compensation and non-employee director compensation. The peer group is one factor considered by the Committee when reviewing executive and non-employee director compensation. The Committee reviewed market data prepared by Willis Towers Watson on the financial performance of 15 publicly-traded companies viewed as comparable to Zebra. Willis Towers Watson provided the following factors on the current and prospective members of Zebra’s peer group: complexity and business model (similar industry, comparable cost structure, business model, level of complexity and degree of global coverage); size of proposed peer group member, with revenue being the most important factor (revenue should be 0.5x to 2.0x Zebra’s pro form 2015 sales of $3.5 billion); size of peer group, with 15-20 members of the peer group regarded as appropriate; competitive talent market; and investor profile (i.e., the proposed peer group member is considered a reasonable investment alternative; and the proposed peer group member attracts investors with the similar risk/return expectations). Because of the completion of the acquisition of the Enterprise Business of Motorola Solutions, Inc. in October 2014, the data available for Zebra did not account for the impact of the acquisition. The peer group recommended by Willis Towers Watson was the same peer group as used for 2015 executive compensation purposes. The Committee then approved the peer group recommended by Willis Towers Watson. The peer group, which was used by the Committee for purposes of evaluating and determining 2016 executive compensation, is set forth below:

Zebra’s Peer Group for 2016 Compensation Purposes
Analog Devices, Inc.	Harris Corporation	Motorola Solutions, Inc.

ARRIS Group, Inc.	Juniper Networks, Inc.	NCR Corporation

Brocade Communications Systems, Inc.	KLA-Tencor Corporation	Rockwell Collins Inc.

Ciena Corporation	Lam Research Corporation	Teradata Corporation

Eastman Kodak Co.	Lexmark International Inc.	Trimble Navigation, Ltd.

Peer Group Performance

In July 2015 Willis Towers Watson provided comparative financial and stock market performance data about each proposed peer group member, but only had corresponding data for Zebra on the following factors:

•	annual revenue (8 of 15 companies larger than Zebra 2014 pro forma net sales);

•	current market value (8 companies of 15 larger than Zebra 2014 pro forma market cap);

•	number of full-time employees (10 companies of 15 had more employees than Zebra);

•	one-year total stockholder return as of July 9, 2015 (0 of 15 companies higher than Zebra);

•	three-year total stockholder return as of July 9, 2015 (0 of 15 companies higher than Zebra); and

•	five-year total stockholder return as of July 9, 2015 (0 of 15 companies higher than Zebra).

This information assists the Committee in assessing Zebra’s relative size and performance against all peer group companies. This information offers a perspective on the appropriateness of the peer group membership for purposes of Zebra’s executive compensation and how well Zebra, and therefore its executive officers, are performing vis-a-vis peer group members.

Peer Group and Broad-Based Survey Executive Compensation Data

For 2016 compensation purposes, in October 2015, Willis Towers Watson presented to the Committee compensation data regarding compensation of 10 executive officer positions, including one executive position as to which an executive search was on-going. The compensation data sources used by Willis Towers Watson consisted of 2015 compensation data from our peer group of 15 companies, a general industry survey of 360 companies from Willis Towers Watson, a high technology industry survey of 102 companies from Willis Towers Watson, and the Radford Executive Survey (reflecting data from 79 high technology companies with annual revenues between $1.9 billion and $7.0 billion).

From these sources, Willis Towers Watson compiled market-based compensation data at the 25th percentile, median and 75th percentile levels from each of these data sources, as well as consensus (i.e., average) compensation data, for base salaries, target annual cash incentive awards, target long-term equity awards and total target direct compensation (the sum of base salaries, target annual cash incentive awards and target long-term equity awards) for individual executive officer positions.

•	Base Salary. The market compensation data indicated that our individual executive officers’ base salary compensation as of October 2015 ranged from 13% below to 26% above the consensus market median. The market data indicated that Mr. Gustafsson’s base salary was 5% below the consensus market median.

•	Target Annual Cash Incentive Compensation. The market data for target annual cash incentive compensation indicated that our individual executive officers’ target annual cash incentive compensation as a percent of base salary as of October 2015 ranged from 17% below to 19% above the consensus market median. In addition, the target annual cash incentive compensation in absolute dollar terms ranged from 18% below to 47% above the consensus market median. The market data indicated that Mr. Gustafsson’s target annual cash incentive as a percentage of base salary was 17% below the consensus market median and his target annual cash incentive compensation in absolute dollar terms was 15% below the consensus market median.

•	Long-Term Incentive Equity Award. The market data for target long-term incentive equity awards indicated that our executive officers’ equity compensation from the 2015 annual grant to then Zebra executive officers ranged from 33% below to 42% above the consensus market median. Mr. Gustafsson’s target long-term incentive equity award from his 2015 annual grant was 9% below the consensus market median.

Recommendations by CEO Regarding 2016 Compensation

In connection with establishing the compensation of executive officers (other than the CEO) for 2016, Mr. Gustafsson reviewed the competitive executive compensation data described above. Mr. Gustafsson also reviewed the historical compensation of executive officers, including base salary, target and actual annual cash incentive awards, and the grant date fair value of prior equity awards granted to each executive officer. Mr. Gustafsson presented, and the Committee reviewed, Mr. Gustafsson’s compensation recommendations regarding each executive officer at the March 2016 meeting of the Committee.

•	2016 Base Salaries. For 2016, Mr. Gustafsson recommended freezing the base salaries of executive officers. As a result, no increases were made in 2016. For Mr. Leonetti, our CFO who joined Zebra in November 2016, and Ms. O’Sullivan, our CAO who joined Zebra in August 2016, their salaries were set forth in recently executed employment agreements. Mr. Gustafsson also recommended, as further described below, that the Committee approve an increase in the target annual cash incentive award of one executive officer. For nine executive officers, Mr. Gustafsson did not recommend an increase in the target annual cash incentive award. The Committee discussed Mr. Gustafsson’s recommendations and approved the recommended base salaries of the executive officers for 2016. The Committee also recommended to the Board that Mr. Gustafsson’s 2016 base salary remain at $900,000. The Board considered the Committee’s recommendation and approved the freezing of Mr. Gustafsson’s 2016 base salary at the 2015 level.

Our named executive officers’ annual base salaries are included in the following table:

Named Executive Officer	2014 Salary	2015 Salary	2016 Salary	Percentage Increase	Effective Date
Anders Gustafsson	$850,000	$900,000	$900,000	0%	4/1/2015
William Burns	N/A	$450,000	$450,000	0%	6/8/2015
Hugh K. Gagnier	$380,970	$425,000	$425,000	0%	4/1/2015
Joachim Heel	$450,000	$450,000	$450,000	0%	4/1/2015
Olivier Leonetti	N/A	N/A	$525,000	N/A	10/31/2016
Michael C. Smiley	$396,864	$450,000	$450,000	0%	4/1/2015

•	2016 Target Annual Cash Incentive Awards. Each executive officer has a target annual cash incentive award, which is established by the Committee (or, in the case of Mr. Gustafsson, the Board) and set as a percentage of base salary. As noted above, Mr. Gustafsson recommended that the Committee consider approving an increase in the target annual cash incentive award of one executive officer. For the remaining executive officers, Mr. Gustafsson did not recommend an increase in the target.

The Committee reviewed the market data, discussed each executive officer’s performance with Mr. Gustafsson and assessed each executive officer’s target annual incentive in terms of both a percentage of base salary and in absolute dollar amounts in comparison to the market data. The 2016 target annual and maximum incentive percentages for named executive officers were established as follows:

Named Executive Officer	2014 Target Annual Cash Incentive	2014 Maximum Annual Cash Incentive	2015 Target Annual Cash Incentive	2015 Maximum Annual Cash Incentive	2016 Target Annual Cash Incentive	2016 Maximum Annual Cash Incentive
Anders Gustafsson	100%	200%	115%	230%	115%	230%
William Burns	N/A	N/A	75%	150%	75%	150%
Hugh K. Gagnier	70%	140%	75%	150%	75%	150%
Joachim Heel	75%	150%	75%	150%	75%	150%
Olivier Leonetti	N/A	N/A	N/A	N/A	90%	180%
Michael C. Smiley	75%	150%	85%	170%	85%	170%

The actual annual incentive awards that would be payable to each executive officer are calculated as a percentage of the officer’s eligible compensation defined as base salary earned during the calendar year.

Performance Goals under the 2016 Annual Cash Zebra Incentive Plan

The 2016 Zebra Incentive Plan (“ZIP”) provided for an annual cash incentive award based on the achievement of financial performance goals during 2016. All named executive officers participated in the ZIP. The ZIP contained an initial financial performance goal for executive officers, which is intended to qualify the ZIP awards as performance-based compensation under Section 162(m) of the Internal Revenue Code. Qualified performance-based compensation is fully tax deductible by Zebra as compensation under the Internal Revenue Code. The initial financial performance goal was positive adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), which was applied before any additional financial or individual performance goals were applied. Under this goal, the ZIP award amount for the Chief Executive Officer could not exceed 1.5% of positive Adjusted EBITDA or exceed 0.5% of positive Adjusted EBITDA for each other executive officer.

Additional financial performance goals were established for the purpose of exercising negative discretion under the ZIP. For the 2016 ZIP, Zebra’s net sales, Adjusted EBITDA and total long-term debt reduction target were established as financial performance goals with specific performance targets established for threshold, target and maximum payouts. The net sales and Adjusted EBITDA performance goals were measured on a quarterly basis, while the total long-term debt reduction target performance goal was measured only as of December 31, 2016. The threshold and maximum performance payout percentages for the net sales and Adjusted EBITDA performance goals were 50% and 225%, respectively. The total long-term debt reduction target performance goal only had a threshold performance goal, with no ability to increase the payout attributed to achievement above the threshold target. Achievement below the threshold for all performance targets resulted in a 0% payout percentage. For Mr. Gustafsson, the Board established his 2016 target annual cash incentive based solely on the financial performance goals of net sales weighted 30%, Adjusted EBITDA weighted 50% and the total long-term debt reduction target weighted 20%, with the threshold and maximum performance payout percentages for the net sales and Adjusted EBITDA performance goals being 50% and 225% of his 115% target incentive. For each executive officer other than Mr. Gustafsson, his or her 2016 target annual cash incentive award was weighted 30% based on the achievement of net sales performance levels, 50% based on achievement of Adjusted EBITDA performance levels, and 20% based on achievement of total long-term debt reduction target performance goal. The initial amount earned, however, could be modified by the Board (for Mr. Gustafsson) or Committee (for all other executive officers) as a result of individual performance goal achievement. An incentive award may not be increased above a maximum 200% award payout.

•	2016 Financial Performance Goals and Performance Targets: The 2016 financial performance goals and performance targets, as well as the threshold, target, maximum and actual results are reflected in the following three tables:

2016 Financial Performance Goals and Targets

Performance Goal	Definition	Performance Threshold[2,3]	Performance Target[3]	Performance Maximum [3]
Net Sales	2016 Consolidated Net Sales of Zebra (before adjustments for purchase accounting) (weighted 30%)	92.5% of net sales target Award is 50% of target incentive	100.0% of net sales target Award is 100% of target incentive	105.0% of net sales target Award is 225% of target incentive

Adjusted EBITDA	Earnings before interest income and expense, taxes, depreciation, amortization and Other Income/Expense of Zebra, adjusted to remove equity-based compensation expense, adjustments for purchase accounting, and Non-Recurring Charges[1] (weighted 50%)	80.0% of adjusted EBITDA target Award is 50% of target incentive	100.0% of adjusted EBITDA target Award is 100% of target incentive	112.5% of adjusted EBITDA target Award is 225% of target incentive

Total Long-Term Debt Reduction Target[4]	Total Long-Term Debt[5] reduction of at least $300 million by December 31, 2016 (weighted 20%)	N/A	100.0% of Reduction of Long-Term Debt Target Award is 100% of target incentive	N/A

[1]	“Non-Recurring Charges”, as approved by the Compensation Committee, specifically include such items as (i) one-time charges, non-operating charges or expenses incurred that are not under the control of operations management; (ii) restructuring expenses; (iii) exit expenses; (iv) acquisition, integration and divestiture expenses; (v) gains or losses on the sale of assets; (vi) acquired in-process technology; (vii) impairment charges; and (vii) changes in Generally Accepted Accounting Principles. The above list is not exhaustive and is meant to represent examples of the kind of expenses typically excluded from the calculations of EBITDA. For example, with respect to acquisitions, generally, for the first quarter beginning at least six months after an acquisition closes, the financial targets will be adjusted to incorporate the acquired company’s budget or financial plan. The reported financial performance will also be adjusted to include the acquired company’s actual performance for the first quarter beginning at least six months after an acquisition closes.

[2]	Performance below 92.5% of net sales performance target (i.e., threshold performance) or performance below the 80.0% adjusted EBITDA performance threshold results in a 0% payout.
[3]	Performance between performance threshold and performance target achievement and performance between performance target achievement and performance maximum achievement is interpolated on a straight line basis.
[4]	For the Total Long-Term Debt Reduction Target, performance below target would result in no payout and performance at or above target would be limited to 100% with no interpolation between a minimum threshold, target and maximum.
[5]	Total Long-Term Debt means the sum, as of any date, of (i) the principal amount outstanding of the Term Loan due October 27, 2021, (ii) the principal amount outstanding of the 7.25% Senior Notes due October 15, 2022, and (iii) the principal outstanding on the Revolving Credit Facility terminating October 27, 2019.

2016 Financial Performance Goal Achievement and Payout Percentage

Performance Period
Performance Goal		Q1	Q2	Q3	Q4	12/31/2016
Net Sales	Actual Performance Achievement	$850.4 million, or 93.3% of net sales Q1 performance target	$881.8 million, or 93.9% of net sales Q2 performance target	$906.4 million, or 94.0% of net sales Q3 performance target	$941.7 million, or 93.7% of net sales Q1 performance target	N/A
	Payout Percentage	55.1% of target incentive	59.3% of target incentive	60.1% of target incentive	57.7% of target incentive	N/A
Adjusted EBITDA	Actual Performance Achievement	$132.1 million, or 79.9% of Adjusted EBITDA performance target	$144.2 million, or 97.5% of Adjusted EBITDA performance target	$164.7 million, or 96.3% of Adjusted EBITDA performance target	$183.6 million, or 85.5% of Adjusted EBITDA performance target	N/A
	Payout Percentage	0% of target incentive	93.8% of target incentive	90.7% of target incentive	63.8% of target incentive	N/A
Total Long- Term Debt Reduction Target	Actual Performance Achievement	N/A	N/A	N/A	N/A	$353 million, or 100% of Reduction of Long-Term Debt Target
	Payout Percentage	N/A	N/A	N/A	N/A	100%

2016 Annual Cash Incentive Award by Named Executive Officer

Named executive officer	Threshold[1]	Target	Maximum	Actual Award As a Percent of Eligible Compensation	Actual Award
Anders Gustafsson	57.5%	115.0%	230.0%	78.8%	$708,975
William Burns	37.5%	75.0%	150.0%	51.4%	$231,188
Hugh K. Gagnier	37.5%	75.0%	150.0%	51.4%	$218,344
Joachim Heel	37.5%	75.0%	150.0%	51.4%	$231,188
Olivier Leonetti(2)	45.0%	90.0%	180.0%	90.0%	$80,041
Michael C. Smiley	42.5%	85.0%	170.0%	58.4%	$241,251

[1]	Performance less than threshold results in no payout.
[2]	Per the terms of his offer letter, Mr. Leonetti’s 2016 annual cash incentive award was set at 90% of his eligible earnings.

The amount of each of the named executive officers’ actual incentive award under the 2016 ZIP depended upon the level of attainment of the net sales, adjusted EBITDA and reduction of long-term debt performance goals. The incentive award amounts are calculated based on 2016 net sales performance on a quarterly basis, which resulted in a payout percentage of 17.4% for the named executive officers for the entire year, 2016 adjusted EBITDA performance on a quarterly basis, which resulted in a payout percentage of 31.0% for the named executive officers for the entire year, and total long-term debt reduction target as of December 31, 2016 equal to $353 million, which resulted in a payout percentage of 20% for the named executive officers; thereby resulting in an aggregated payout percentage based on achievement of financial performance goals of 68.5% for each of the named executive officer’s target incentive. Mr. Gustafsson recommended that each executive officer’s incentive amount be paid out at the percentages shown in the table above, which the Compensation Committee then reviewed and approved.

In October 2016, Zebra sold its wireless LAN business. For purposes of the 2016 ZIP, the results of the wireless LAN business were not included in our results of operations after the closing date of the sale and the net sales and adjusted EBITDA performance targets were adjusted to reflect the planned results of wireless LAN for the period after the closing date. In addition, the proceeds from the sale of the wireless LAN business were not included in the total long-term debt reduction target.

In November 2016, Zebra restated its full year 2015 and first and second quarter 2016 financial statements to, among other things, include in the 2015 financial statements certain expenses that had been included in the first and second quarter 2016 financial statements. As a result of the restatement, the Compensation Committee reduced the 2016 cash incentive award to executive officers by $182,320, including a $66,240 reduction for Mr. Gustafsson. This reduction exceeded the overpayment in respect of the 2015 cash incentive award by $52,803, including $20,510 to Mr. Gustafsson. Although the errors corrected in the restatement would have resulted in a net increase in total incentive plan payouts to executive officers if the expenses had been initially included in the proper reporting periods, the Compensation Committee decided not to approve an increase in 2016 incentive payouts to executive officers, resulting in executive officers’ total incentive payouts being reduced by $129,517, including a reduction in payout to Mr. Gustafsson of $45,730.

2016 Long-Term Equity Incentive Awards. Each executive officer has a target annual long-term equity award, which is established by the Committee after receiving the recommendation of Mr. Gustafsson. The Board establishes Mr. Gustafsson’s target annual long-term equity award after hearing the recommendation of the Compensation Committee. The Committee believes it is important that all of our executive officers are incented to create stockholder value over a long-term investment horizon. Zebra grants time-vested stock appreciation rights (“SARs”), time-vested restricted stock and performance-vested restricted stock. Each year we review the allocation of awards among the equity vehicles to help ensure alignment with Zebra’s stockholders and better reflect current compensation practices in order to attract, retain, motivate, develop and reward our employees.

Utilizing the market median data information for the executive officers as a guide, Mr. Gustafsson recommended to the Committee in March 2016 long-term equity incentive awards with a specified value at grant date for each executive officer. With respect to the total value at grant date of Mr. Gustafsson’s equity awards in 2016, the Committee consulted with Willis Towers Watson and considered factors similar to those considered when determining the values at grant date of equity awards for the other executive officers. The Committee recommended to the Board, and the Board approved, a 2016 equity award to Mr. Gustafsson having a total value at grant date equal to $4,200,000. This represented a grant date value equal to the consensus median target long-term incentive award, as presented by Willis Towers Watson, and was an increase from the grant date value of $3,900,000 in 2015. The values at grant date of the 2016 awards were allocated 40% to performance-vested restricted stock, 40% to time-vested restricted stock and 20% to time-vested SARs for Mr. Gustafsson and the named executive officers. When calculating the number of performance-vested restricted shares and time-vested restricted shares, the actual number of shares is set by dividing the grant date fair value by the closing price of our common stock on the grant date, without a reduction for the restricted nature of the shares. For time-vested SARs, the actual number of SARs is set by dividing the grant date fair value by the binomial value of a SAR.

2016 Annual Equity Grants

In March 2016, the Committee approved performance-vested restricted stock awards which constituted 40% of the grant date fair value of the named executive officers’ target equity awards, time-vested restricted stock awards which constituted 40% of the grant date fair value of the named executive officers’ target equity awards, and time-vested stock appreciation rights which constituted 20% of the grant date fair value of the named executive officers’ annual target equity awards. The actual grant date was May 12, 2016, except for Mr. Leonetti, who joined Zebra in October 2016 and whose equity grant was made on November 17, 2016.

Named executive officer	Grant Date Fair Value	Target Number of Performance- Vested Restricted Shares Granted 2016	Number of Time Vested- Restricted Shares Granted 2016	Number of Time-Vested SARs Granted 2016
Anders Gustafsson	$4,200,141	32,673	32,673	42,256
William Burns	$1,100,014	8,557	8,557	11,067
Hugh K. Gagnier	$880,060	6,846	6,846	8,854
Joachim Heel	$880,060	6,846	6,846	8,854
Olivier Leonetti	$1,000,891	5,484	5,484	7,092
Michael C. Smiley(1)	$1,100,014	8,557	8,557	11,067

[1]	Mr. Smiley’s 2016 time-vested restricted stock awards vested pro rata based on the number of days from the grant date through and including December 2, 2016, the date of termination of his employment, resulting in accelerated vesting for 1,594 shares. His 2016 performance-vested restricted stock awards vest in accordance with the performance-based vesting goals on a pro rata basis, resulting in a target of 1,594 shares and a maximum vesting of 2,870 shares. Mr. Smiley’s SAR grant did not accelerate vesting on his termination.

•

Performance-Vested Restricted Stock. The performance-vested restricted stock awards granted on May 12, 2016 have a three-year performance period ending on December 31, 2018, and a payout based on achieving target levels of (1) compound average growth (“CAGR”) in 2016, 2017 and 2018 net sales over 2015 net sales (weighted 60%) and (2) adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) margin in 2016, 2017 and 2018 (weighted 40%). For Mr. Leonetti, his performance-vested restricted stock award granted on November 17, 2016 has a two-year performance period ending on December 31, 2018, and a payout based on achieving target levels of (1) compound average growth (“CAGR”) in 2017 and 2018 net sales over 2015 net sales (weighted 60%) and (2) adjusted earnings before interest taxes, depreciation and amortization (“EBITDA”) margin in 2017 and 2018 (weighted 40%). A separate calculation of actual achievement is made for each performance goal. Achievement of the 2016, 2017 or 2018 net sales CAGR performance target (2017 or 2018 in the case of Mr. Leonetti) would result in the “banking” for each year of 20% of the target number of shares under an award (30% in the case of Mr. Leonetti given the two-year performance period); achievement of the 2016, 2017 or 2018 adjusted EBITDA margin performance target would result in the “banking” for each year of 13.3% of the target number of shares under an award (20% in the case of Mr. Leonetti). After the completion of the performance period, the number of shares of restricted stock that are eligible to vest on May 12, 2019, will be the greater of either the total number of banked shares or the number of shares earned based upon the achievement of the 2018 net sales CAGR performance target and the 2018 adjusted EBITDA margin performance target as set forth in the table below:

Performance Goals	Performance Threshold[1]	Performance Target	Performance Maximum
CAGR of 2018 Net Sales over 2015 Net Sales	30% of target shares vest	60% of target shares vest	108% of target shares vest
Adjusted EBITDA Margin in 2018	20% of target shares vest	40% of target shares vest	72% of target shares vest

[1]	Performance in 2018 in between the stated performance levels is interpolated on a straight line basis.

The net sales CAGR performance targets for 2016, 2017 and 2018 (i.e., performance targets) were set based upon management’s net sales and adjusted EBITDA margin forecasts when preparing the 2016 plan. The 2018 net sales CAGR performance threshold is 1.5% below the 2018 net sales CAGR performance target; the 2018 net sales CAGR performance maximum is 1.5% above the 2018 net sales CAGR performance target. The 2018 adjusted EBITDA margin performance threshold is 1.0 percentage points below the 2018 adjusted EBITDA margin performance target; the 2018 adjusted EBITDA margin performance maximum is 1.0 percentage points above the 2018 adjusted EBITDA margin performance target. If the performance thresholds are not achieved, 0% of the shares vest. The threshold column represents the number of shares that would vest if both performance thresholds are attained. The maximum column represents the number of shares that would vest if both performance maxima are attained.

The number of shares of performance-vested restricted stock that could vest for each of the named executive officers is as follows.

Range of Potential Vesting of 2016 Performance-Vested Restricted Stock

Named executive officers	Fail to Meet Threshold Sales CAGR and Adjusted EBITDA Margin	Attain Threshold Sales CAGR and Adjusted EBITDA Margin	Attain Target Sales CAGR and Adjusted EBITDA Margin	Attain Maximum Sales CAGR and Adjusted EBITDA Margin
Anders Gustafsson	0	16,336	32,673	58,811
William Burns	0	4,278	8,557	15,402
Hugh K. Gagnier	0	3,423	6,846	12,323
Joachim Heel	0	3,423	6,846	12,323
Olivier Leonetti	0	2,742	5,484	9,871
Michael C. Smiley(1)	0	797	1,594	2,870

[1]	As a result of his termination in 2016, Mr. Smiley’s 2016 performance-vested restricted stock awards will vest on May 12, 2019 in accordance with the performance-based vesting goals on a pro rata basis between the date of grant and the December 2, 2016 date of termination of his employment.

•	Vesting Period for Time-Vested Restricted Stock: To provide a significant long-term perspective and retention incentive, the Committee determined that the time-vested restricted stock awards for executive officers, including Mr. Gustafsson, would vest 100% on May 12, 2019.

•	Base Price and Vesting Period of Time-Vested SARs: The actual base (or exercise) price of the SARs was set using the closing price of our common stock on May 12, 2016 (for Mr. Leonetti, November 17, 2016). Consistent with recent annual equity grant award terms, the Committee determined that the SAR awards for executive officers, including Mr. Gustafsson, would vest 25% on the first four anniversaries of the grant date, or each May 12 beginning 2017, and would expire on May 12, 2026 (for Mr. Leonetti, on each November 17 beginning 2017, and would expire on November 17, 2026).

Restricted Stock that Vested in 2016

Performance-Vested Restricted Stock: On May 3, 2013, Zebra granted its then executive officers performance-vested restricted stock with a three-year performance period ending December 31, 2015. The 2013 performance-vested restricted stock awards vested on May 3, 2016, at 150% of target. The grants had a performance target of 7.5% compounded annual growth rate of total net sales (“CAGR”) in 2015 over 2012 total net sales of $992.6 million. The total net sales CAGR threshold (i.e., minimum) for the three-year performance period was 5.0%, and the total net sales CAGR maximum was 10.0%. Total net sales for 2015 were $3.667 million, resulting in a three-year net sales CAGR of 54.4%, which exceeded the maximum performance target. As a result of exceeding the maximum total net sales CAGR, the target number of shares granted in 2013 was increased by 50%. In addition, the target return on invested capital (“ROIC”) modifier (i.e., 18.0% to 21.99%) for the three-year performance period was achieved (actual three-year average ROIC was 18.9%), resulting in no increase or decrease in the number of shares vested pursuant to the ROIC modifier. Consequently, 150% of target shares vested. Although share price was not a performance goal under the grants, during the three-year period from the May 3, 2013 grant date until the vesting date on May 3, 2016, the stock price rose from $46.07 per share to $63.57 per share.

Set forth below is the number of shares of performance-vested restricted stock that vested for each named executive officer, including the value of the shares on the vesting date.

Performance-Vested Restricted Stock

Named executive officer	Grant Date Fair Value of Award at Time of Grant in 2013	Target Number of Shares Granted in 2013	Number of Shares Vested in 2016	Value of Shares Vested in 2016
Anders Gustafsson	$1,000,041	21,707	32,561	$2,069,903
William Burns	N/A	N/A	N/A	N/A
Hugh K. Gagnier	$270,016	5,861	8,792	$558,907
Joachim Heel	N/A	N/A	N/A	N/A
Olivier Leonetti	N/A	N/A	N/A	N/A
Michael C. Smiley	$290,011	6,295	9,443	$600,291

Time-Vested Restricted Stock: On May 3, 2013, Zebra granted the then named executive officers time-vested restricted stock with three-year cliff vesting on May 3, 2016. During the three-year period from the May 3, 2013 grant date until the vesting date on May 3, 2016, the stock price rose from $46.07 per share to $63.57 per share. Set forth below is the number of shares of time-vested restricted stock that vested for each named executive officer, including the value of the shares on the vesting date.

Time-Vested Restricted Stock

Named executive officers	Grant Date Fair Value of Award at Time of Grant	Number of Shares Vested	Value of Shares Vested
Anders Gustafsson	$1,000,041	21,707	$1,379,914
William Burns	N/A	N/A	N/A
Hugh K. Gagnier	$270,016	5,861	$372,584
Joachim Heel	N/A	N/A	N/A
Olivier Leonetti	N/A	N/A	N/A
Michael C. Smiley	$290,011	6,295	$400,173

Employee Benefits Component: Our executive officers are also eligible to participate in various benefit programs offered generally to Zebra’s U.S. salaried employees, such as our health plans and group disability and life insurance plans. We provide a 401(k) plan to eligible employees with a company match, and also provide a non-qualified deferred compensation plan for highly compensated employees in which Zebra does not provide for company contributions. We generally do not provide other long-term compensation plans, supplemental executive retirement plans or a defined benefit pension plan. We have not historically provided any perquisites.

Zebra also provides a supplemental executive disability policy for executives to replace the difference between what the group disability policy provides and the 60% earnings replacement cap under the group policy. Zebra pays for the supplemental executive disability coverage and the covered executive is taxed on this benefit, which amount is then reimbursed to the executive.

Our Executive Officer Employment Agreements

Each executive officer has an employment agreement, addressing matters such as compensation (including base salary, annual cash incentive awards, long-term equity awards and employee benefits), termination of employment, non-competition and/or non-solicitation provisions. We believe that providing an employment agreement facilitates the attraction of high performing and high potential executive officers by providing them a minimum level of total compensation. We also believe the employment agreements provide a minimum level of assurance in the event of a termination of employment in connection with a change in control, for good reason by the executive officer, or by Zebra without cause, as defined in each executive officer’s employment agreement and summarized under Executive Compensation – Employment Agreements.

The various components of total compensation as reflected within the employment agreements are reviewed on an annual basis by the Committee as described within this Compensation Discussion and Analysis. All other provisions of the employment agreements are established at the onset of the employee being appointed as an executive officer and are reviewed and updated on an as needed basis.

Specific to the non-compete and/or non-solicitation provisions, we believe these provisions align with our desire to protect the company and the stockholders from negative actions that could be caused by an executive officer who joins a competitor and engages in activities that could result in competitive harm to Zebra or our customers.

We believe that the severance amounts as reflected under Potential Payments upon Termination of Employment are fair and reasonable in order to allow the executive officer to transition from Zebra with minimal disruption to our overall business and, in the event of a change in control, to help secure the continued employment and dedication of our executive officers, notwithstanding any concern they may have regarding their own employment.

Tax Effects

Compliance with Section 162(m). Section 162(m) of the Internal Revenue Code provides that compensation paid to named executive officers (other than our chief financial officer) in excess of $1,000,000 cannot be deducted for federal income tax purposes unless such compensation is performance-based, is established by an independent committee of directors, is objective and the plan or agreement providing for such performance-based compensation has been approved in advance by our stockholders. The Committee structures compensation to take advantage of the performance-based compensation exemption under Section 162(m) to the extent practicable, while satisfying

Zebra’s compensation policies and objectives. If in the judgment of our Committee the benefits to Zebra of a compensation program that does not satisfy the conditions of Section 162(m) outweigh the costs to Zebra of the failure to satisfy these conditions, the Committee may adopt such a program.

Executive Compensation

The following table summarizes the compensation earned during 2016, 2015 and 2014 by our Chief Executive Officer, our current Chief Financial Officer, our former Chief Financial Officer and our three other most highly compensated executive officers as of December 31, 2016. We refer to these six executive officers as the named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option/SAR Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Anders Gustafsson Chief Executive Officer	2016	900,000	0	3,360,092	840,049	708,975	43,361	5,852,477
	2015	889,041	0	3,120,055	780,033	982,524	26,169	5,797,822
	2014	838,904	0	1,978,021	436,664	1,677,808	26,887	4,958,284
William Burns, Senior Vice President, Enterprise Visibility and Mobility	2016 2015	450,000 255,205	0 0	880,002 800,138	220,012 200,005	231,188 191,404	21,152 547,204	1,802,354 1,993,956
Hugh K. Gagnier Senior Vice President, Asset Intelligence Tracking	2016	425,000	0	880,060	176,018	218,344	33,021	1,732,443
	2015	415,350	0	680,145	170,024	299,364	16,540	1,581,423
	2014	379,312	0	553,917	122,265	531,037	6,173	1,592,704
Joachim Heel Senior Vice President, Global Sales	2016	450,000	0	880,060	176,018	231,188	12,729	1,749,995
	2015	450,000	0	666,512	166,600	324,338	374,028	1,981,478
	2014	133,151	0	877,503	210,957	199,726	17,188	1,438,525
Olivier Leonetti Chief Financial Officer	2016	80,769	0	800,116	200,775	80,041	22,470	1,184,171
Michael C. Smiley Former Chief Financial Officer	2016	447,246	0	880,002	220,012	241,251	39,876	1,828,387
	2015	438,354	0	800,031	200,024	358,069	11,889	1,808,367
	2014	393,477	0	593,377	131,001	590,215	6,759	1,714,829

(1)	The amounts reflect the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Codification Topic 718, Compensation – Stock Compensation, of restricted stock and stock appreciation rights (“SAR”) granted in 2016, 2015 and 2014. The amounts included in this column include the grant date fair value of time-vested restricted stock and SARs, as well as performance-vested restricted stock, which is calculated based on the probable satisfaction of the performance conditions for such awards. If the highest level of performance is achieved for the performance-vested restricted stock granted in 2016, the grant date fair value of such stock awards would be as follows: Mr. Gustafsson – $3,024,082; Mr. Burns – $792,002; Mr. Gagnier – $633,638; Mr. Heel – $633,638; and Mr. Leonetti – $720,104. For Mr. Smiley, if the highest level of performance is achieved for the performance-vested restricted stock granted in 2016, the grant date fair value of such stock awards, on the date of grant, was $792,002, but as a result of the termination of his employment, the number of shares that may vest will be prorated. Thus, if the highest level of performance is achieved for the performance-vested restricted stock granted in 2016, the grant date fair value of Mr. Smiley’s performance-vested stock award is $301,835. Please see Note 12, “Share-Based Compensation,” of Zebra’s consolidated financial statements included in Zebra’s Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of assumptions made in calculating the aggregate grant date fair value of these awards.
(2)	The amounts in this column reflect the annual incentive compensation earned under Zebra’s annual incentive plan, or in the case of Mr. Leonetti pursuant to the terms of his employment agreement.
(3)	All other compensation for 2016 consists of 401(k) matching contributions (Mr. Gustafsson – $10,600; Mr. Burns – $10,600; Mr. Gagnier – $10,600; Mr. Heel – $10,600; and Mr. Smiley – $8,481); life insurance premiums (Mr. Gustafsson – $570; Mr. Burns – $570; Mr. Gagnier – $570; Mr. Heel – $570; and Mr. Smiley – $570); a tax gross up in connection with income recognized for long-term disability premiums paid by Zebra (Mr. Gustafsson – $10,097; Mr. Burns – $808; Mr. Gagnier – $9,479; Mr. Heel – $1,559; and Mr. Smiley – $4,863); Zebra paid executive long-term disability insurance premiums (Mr. Gustafsson – $22,094 and Mr. Gagnier – $12,372); severance benefits (Mr. Smiley – $25,962); and relocation benefits (Mr. Burns – $9,174; and Mr. Leonetti– $22,470).

GRANTS OF PLAN-BASED AWARDS IN 2016(1)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of	All Other Options Awards, Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock (#)(4)	Underlying Options(#)(5)	Awards ($/Sh)(6)	Awards ($)(7)
Anders Gustafsson		517,500	1,035,000	2,070,000
	5/12/16								42,256	51.42	840,049
	5/12/16							32,673			1,680,046
	5/12/16				16,336	32,673	58,811				1,680,046
William Burns		168,750	337,500	675,000
	5/12/16								11,067	51.42	220,012
	5/12/16							8,557			440,001
	5/12/16				4,278	8,557	15,402				440,001
Hugh K. Gagnier		159,374	318,750	637,500
	5/12/16								8,854	51.42	176,018
	5/12/16							6,846			352,021
	5/12/16				3,423	6,846	12,323				352,021
Joachim Heel		159,374	337,500	675,000
	5/12/16								8,854	51.42	176,018
	5/12/16							6,846			352,021
	5/12/16				3,423	6,846	12,323				352,021
Olivier Leonetti(8)		N/A	80,041	N/A
	11/17/16								7,092	72.95	517,361
	11/17/16							5,484			400,058
	11/17/16				2,742	5,484	9,871				400,058
Michael C. Smiley(9)		201,261	402,521	805,043
	5/12/16								11,067	51.42	220,012
	5/12/16							8,557			440,001
	5/12/16				4,278	8,557	15,403				440,001

(1)	See “Compensation Discussion and Analysis” for additional discussion of Zebra’s 2016 annual incentive plan and equity awards.
(2)	The amounts in this column represent potential earnings under the 2016 annual incentive plan. The threshold, target and maximum amounts are based on a percentage of incentive eligible compensation. The amount earned was subject to attaining levels of achievement of financial performance goals and, other than for the chief executive officer, individual performance goals as described in the “Compensation Discussion and Analysis.” If the threshold performance target is not met, the annual incentive award is $0. At threshold performance, 50% of the target incentive will be earned. At target performance, 100% of the target incentive will be earned. At maximum performance, 200% of the target incentive will be earned. The actual amounts earned in respect of 2016 are reported in the summary compensation table.
(3)

The target column represents the number of shares of performance-vested restricted stock granted on May 12, 2016 (for Mr. Leonetti, November 17, 2016). These awards would vest on May 12, 2019, have a three-year performance period (two years in the case of Mr. Leonetti) ending on December 31, 2018, and a payout based on achieving target levels of (1) compound average growth in net sales in 2016, 2017 and 2018 (2017 and 2018 in the case of Mr. Leonetti) over 2015 net sales (weighted 60%), and (2) adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) margin in 2016, 2017 and 2018 (2017 and 2018 in the case of Mr. Leonetti) (weighted 40%). A separate calculation of actual achievement is made for each performance goal. Achievement of the 2016, 2017 or 2018 net sales CAGR performance target would result in the “banking” of 20% of the target number of shares under an award (30% in the case of Mr. Leonetti); achievement of the 2016, 2017 or 2018 adjusted EBITDA margin performance target would result in the “banking” of 13.3% of the target number of shares under an award (20% in the case of Mr. Leonetti), with a maximum banking in either year of 33.3% of the target number of shares under an award (50% in the case of Mr. Leonetti). After the performance period, the number of shares of restricted stock that are eligible to vest on May 12, 2019, will be the greater of either the total number of banked shares or the number of shares earned based upon the achievement of the 2018 net sales CAGR performance target and the 2018 adjusted EBITDA margin performance target as set forth in the table below:

Performance Goals	Performance Threshold	Performance Target	Performance Maximum
CAGR of net sales in 2018 over net sales in 2015	30% of target shares vest	60% of target shares vest	108% of target shares vest

Adjusted EBITDA Margin in 2018	20% of target shares vest	40% of target shares vest	72% of target shares vest

Performance in 2018 in between the stated performance levels is interpolated on a straight line basis. The net sales CAGR and adjusted EBITDA margin performance targets for 2016, 2017 and 2018 (i.e., performance targets) were set based upon a number of inputs, including management’s net sales and adjusted EBITDA margin forecasts when preparing the strategic plan and the 2016 plan. The 2018 net sales CAGR performance threshold is 1.5% below the 2018 net sales CAGR performance target; the 2018 net sales CAGR performance maximum is 1.5% above the 2018 net sales CAGR performance target. The 2018 adjusted EBITDA margin performance threshold is 1.0 percentage points below the 2018 adjusted EBITDA margin performance target; the 2018 adjusted EBITDA margin performance maximum is 1.0 percentage points above the 2018 adjusted EBITDA margin performance target. If the performance thresholds are not achieved, 0% of the shares vest. The threshold column represents the number of shares that would vest if both performance thresholds are attained. The maximum column represents the number of shares that would vest if both performance maxima are attained. Except for Mr. Gustafsson, if an executive officer’s employment is terminated by reason of death or disability prior to December 31, 2018, the vesting of these awards will be determined in accordance with the performance-based vesting goals. Except for Mr. Gustafsson, if an executive officer’s employment is terminated by reason of death or disability on or after December 31, 2018, but before May 12, 2019, or by the officer by reason of retirement or by Zebra other than for cause at any time during the performance period, the vesting of these awards will be determined in accordance with the performance-based vesting goals, with pro rata vesting in the case of retirement or termination by Zebra other than for cause. If an executive officer’s employment is terminated for any reason other than death, disability, by the officer by reason of retirement or by Zebra other than for cause, the shares of restricted stock will be forfeited. If Mr. Gustafsson’s employment is terminated by reason of death, disability, by Mr. Gustafsson for good reason or by Zebra other than for cause, the number of vested shares will be the target number of shares prorated based on days elapsed from May 12, 2016, to the date of termination of employment (unless otherwise determined by the Board or the Compensation Committee). If Mr. Gustafsson’s employment is terminated for any reason other than death, disability, by Mr. Gustafsson for good reason or by Zebra other than for cause, the shares of restricted stock will be forfeited. For performance-vested restricted stock awards, if a change in control involves stockholders receiving consideration consisting of publicly traded common stock, and if the restricted stock agreement is assumed or a provision is made for the continuation of the restricted stock agreement, then there will be a substitution of the common stock into which Zebra common stock is converted in the change in control and the target number of shares of restricted stock will vest. If a change in control does not involve stockholders receiving publicly traded common stock, then there will be a cash payment to the holder representing the value of the target number of shares of restricted stock. The definitions of change in control, good reason and cause are summarized under “Employment Agreements” below.

(4)	Represents shares of time-vested restricted stock granted on May 12, 2016 (for Mr. Leonetti, November 17, 2016). These awards vest 100% on May 12, 2019 (for Mr. Leonetti, November 17, 2019). Dividends are not paid on our common stock. The vesting of these awards will be accelerated in full upon a termination of employment by reason of death or disability, and accelerated pro rata upon a termination by reason of retirement or termination by Zebra without cause, except that for Mr. Gustafsson the number of vested shares would be prorated based on days elapsed from the grant date to the date of termination of employment (unless otherwise determined by the Board or the Compensation Committee). For all executive officers, (1) if a change in control involves stockholders receiving consideration consisting of publicly traded common stock, and if the restricted stock award agreement is assumed or a provision is made for the continuation of the agreement, then there will be a substitution of the common stock into which Zebra common stock is converted in the change in control and the restricted stock award agreement will continue in accordance with its terms and (2) if a change in control does not involve stockholders receiving publicly traded common stock, then there will be a cash payment to the holder representing the value of the shares of restricted stock.

(5)

Represents the number of shares underlying SAR awards granted on May 12, 2016 (for Mr. Leonetti, November 17, 2016). SARs become exercisable in 25% increments on each of the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date. For all awards held by executive officers other than Mr. Gustafsson, (i) upon termination of employment by reason of death or disability, the unvested portion will vest in full and the SAR will remain exercisable until the earlier of the expiration date or one year after the termination of employment; (ii) upon retirement, any unexercised vested portion will remain exercisable until the earlier of the expiration date or one year after retirement; (iii) upon termination for cause, the SAR will be forfeited; and (iv) upon termination for any other reason, any unexercised vested portion will remain exercisable until the earlier of the expiration date or (a) 90 days after termination if terminated by Zebra and (b) 30 days after termination if termination is voluntary. For Mr. Gustafsson, upon termination of employment (i) by reason of his death, disability, resignation for good reason, or termination by Zebra without cause, the SAR will vest pro rata based on the number of days from the grant date through and including the date of termination of employment, giving credit for any SARs vested prior to termination of employment, and the SAR will remain exercisable until the earlier of the expiration date or one year after his termination of employment due to death or disability or 90 days after his termination of employment by reason of resignation for good reason or termination by Zebra without cause; (ii) upon retirement, any unexercised vested portion will remain exercisable until the earlier of the expiration date or one year after retirement; (iii) upon termination for cause, the SAR will be forfeited; and (iv) upon termination for any other reason, any unexercised vested portion will remain exercisable until the earlier of the expiration date or 30 days after his termination of employment. For all executive officers, (1) if a change in control involves stockholders receiving consideration consisting of publicly traded common stock, and if the SAR agreement is assumed or a provision is made for the continuation of the SAR agreement, then there will be a substitution of the common stock into which Zebra common stock is converted in the change in control and the SAR will continue in accordance with its terms and (2) if a change in control does not involve stockholders receiving publicly traded common stock, then there will be a cash payment to the holder representing the difference between the value of a share on the date of the transaction over the base price of the SAR.
(6)	The base price equals the closing market price of our common stock on the date of grant.
(7)	The amounts included in this column were determined in accordance with Financial Accounting Standards Codification Topic 718, Compensation – Stock Compensation and, in the case of performance-vested restricted stock awards, are calculated based on the probable satisfaction of the performance conditions. Please see Note 12, “Share-Based Compensation,” of Zebra’s consolidated financial statements included in Zebra’s Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of assumptions made in calculating the aggregate grant date fair value of these awards.
(8)	Per the terms of his offer letter, Mr. Leonetti’s 2016 annual cash incentive award was set at 90% of his eligible earnings, with no minimum or maximum payout.
(9)	Mr. Smiley’s 2016 time-vested restricted stock awards vest pro rata based on the number of days from the grant date through and including December 2, 2016, the date of termination of his employment, resulting in accelerated vesting for 1,594 shares. His 2016 performance-vested restricted stock awards vest in accordance with the performance-based vesting goals on a pro rata basis, resulting in a target of 1,594 shares and a maximum vesting of 2,870 shares. Mr. Smiley’s SAR grant did not accelerate vesting on his termination.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END
	Option/SAR Awards					Stock Awards
	Number of Securities Underlying Unexercised Options/SARs (#)	Number of Securities Underlying Unexercised Options/SARs (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Exercisable	Unexercisable	(#)	($)	Date	(#)(1)	($) (2)	(#)	($)(2)
Anders Gustafsson (3)
4/24/2008	65,000	0		36.49	4/24/2018
5/7/2009	40,000	0		19.56	5/7/2019
5/6/2010	120,299	0		27.82	5/6/2020
5/5/2011	54,484	0		41.57	5/5/2021
4/30/2012	62,289	0		38.79	4/30/2022
5/3/2013	27,150	9,051		46.07	5/3/2023
5/8/2014	9,746	9,747		74.72	5/8/2024
5/8/2014						13,384	1,147,812
11/6/2014(4)								0	0
5/15/2015	5,297	15,894		108.20	5/15/2025
5/15/2015						14,418	1,236,488
5/15/2015(5)								12,111	1,038,639
5/12/2016	0	42,256		51.42	5/12/2026
5/12/2016						32,673	2,802,036
5/12/2016(6)								16,337	1,401,018
William Burns(7)
6/8/2015	1,301	3,904		112.95	6/8/2025
6/8/2015						3,542	246,700
6/8/2015(5)								2,975	255,136
5/12/2016	0	11,067		51.42	5/12/2026
5/12/2016						8,557	733,848
5/12/2016(6)								4,279	366,967
Hugh K. Gagnier (8)
5/5/2011	4,687	0		41.57	5/5/2021
4/30/2012	15,572	0		38.79	4/30/2022
5/3/2013	7,331	2,444		46.07	5/3/2023
5/8/2014	2,728	2,730		74.72	5/8/2024
5/8/2014						3,748	261,048
11/6/2014(4)								0	0
5/15/2015	1,154	3,465		108.20	5/15/2025
5/15/2015						3,143	218,910
5/15/2015(5)								2,640	226,406
5/12/2016	0	8,854		51.42	5/12/2026
5/12/2016						6,846	587,113
5/12/2016(6)								3,423	293,556
Joachim Heel(9)
9/15/14	4,286	4,286		73.50	9/15/2024
9/15/14						5,987	512,445
11/6/2014(4)								0	0
5/15/2015	1,131	3,395		108.20	5/15/2025
5/15/2015						3,080	264,141
5/15/2015(5)								2,587	221,861
5/12/2016	0	8,854		51.42	5/12/2026
5/12/2016						6,846	587,113
5/12/2016(6)								3,423	293,556

Olivier Leonetti(10)
11/17/2016	0	7,092		72.95	11/17/2026
11/17/2016						5,484	470,308
11/17/2016(6)								2,742	235,154

(1)	These restricted stock awards vest three years after the grant date.

(2)	The market value is based on the $85.76 closing price of our common stock on The NASDAQ Stock Market on December 31, 2016.
(3)	The stock appreciation right (“SAR”) granted on May 3, 2013 will vest with respect to 9,051 rights on May 3, 2017; the SAR granted on May 8, 2014 will vest with respect to 4,873 rights on May 8, 2017 and with respect to 4,874 rights on May 8, 2018; the SAR granted on May 15, 2015 will vest with respect to 5,298 rights on each of May 15, 2017, 2018 and 2019; and the SAR granted on May 12, 2016 will vest with respect to 10,564 rights on each of May 12, 2017, 2018, 2019 and 2020.
(4)	Represents the number of restricted shares that are expected to vest on May 15, 2017, based upon expected achievement of the target 2016 total net sales and expected achievement of 2016 adjusted EBITDA margin. The maximum number of restricted shares that may vest based upon the achievement of a maximum 2016 total net sales and a maximum 2016 adjusted EBITDA margin is as follows: Mr. Gustafsson – 24,091 shares; Mr. Gagnier – 6,746 shares; and Mr. Heel – 10,777.
(5)	Represents the number of restricted shares that would vest on May 15, 2018 (and for Mr. Burns on June 8, 2015), based upon achievement of a threshold target CAGR of 2017 net sales over 2014 net sales and a threshold target of 2017 adjusted EBITDA margin. The maximum number of restricted shares that may vest based upon the achievement of a maximum target level of 2017 net sales and a maximum target level of 2017 adjusted EBITDA margin is as follows: Mr. Gustafsson – 25,592 shares; Mr. Burns – 6,376 shares; Mr. Gagnier – 5,657 shares; and Mr. Heel – 5,544 shares. See “Grants of Plan-Based Awards in 2015” table and footnote 3 to that table for a more detailed description of these awards.
(6)	Represents the number of restricted shares that would vest on May 12, 2019, based upon achievement of a threshold target CAGR of 2018 net sales over 2016 net sales and a threshold target of 2017 adjusted EBITDA margin. The maximum number of restricted shares that may vest based upon the achievement of a maximum target level of 2017 net sales and a maximum target level of 2017 adjusted EBITDA margin is as follows: Mr. Gustafsson – 58,811 shares; Mr. Burns – 15,403 shares; Mr. Gagnier – 12,323 shares; Mr. Heel – 12,323 shares; and Mr. Leonetti – 9,871 shares. See “Grants of Plan-Based Awards in 2016” table and footnote 3 to that table for a more detailed description of these awards.
(7)	The SAR granted on June 8, 2015 will vest with respect to 1,301 rights on each of June 8, 2017 and 2018 and with respect to 1,302 rights on June 8, 2019; and the SAR granted on May 12, 2016 will vest with respect to 2,766 on May 12, 2017 and with respect to 2,767 rights on each of May 12, 2018, 2019 and 2020.
(8)	The SAR granted on May 3, 2013 will vest with respect to 2,444 rights on May 3, 2017; the SAR granted on May 8, 2014 will vest with respect to 1,365 rights on each of May 8, 2017 and 2018; the SAR granted on May 15, 2015 will vest with respect to 1,155 rights on each of May 15, 2017, 2018 and 2019; and the SAR granted on May 12, 2016 will vest with respect to 2,213 rights on each of May 12, 2017 and 2018 and with respect to 2,214 rights on each of May 12, 2019 and 2020.
(9)	The SAR granted on September 15, 2014 will vest with respect to 2,143 rights on each of September 15, 2017 and 2018; the SAR granted on May 15, 2015 will vest with respect to 1,131 rights on May 15, 2017 and 1,132 rights on each of May 15, 2018 and 2019; and the SAR granted on May 12, 2016 will vest with respect to 2,213 rights on each of May 12, 2017 and 2018 and with respect to 2,214 rights on each of May 12, 2019 and 2020.
(10)	The SAR granted on November 17, 2016 will vest with respect to 1,773 rights on each of November 17, 2017, 2018, 2019 and 2020.

Option/Stock Appreciation Right Exercises and Stock Vested

The table below sets forth information with respect to stock options and stock appreciation rights exercised by the named executive officers during 2016 and awards of restricted stock that vested in 2016.

Options and Stock Appreciation Rights Exercised and Stock Vested in 2016

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Anders Gustafsson	25,000	1,210,494	54,268	3,448,817
William Burns	0	0	0	0
Hugh K. Gagnier	0	0	14,653	931,491
Joachim Heel	0	0	0	0
Olivier Leonetti	0	0	0	0
Michael C. Smiley	80,184	3,550,639	15,738	1,000,465

(1)	Value calculated as the difference between the market price of the underlying securities on the date of exercise and the exercise or base price of the exercised stock options or stock appreciation rights.

Non-Qualified Deferred Compensation

Pursuant to Zebra’s non-qualified deferred compensation plan, a named executive officer may defer, on a pre-tax basis, up to 80% of his base salary and annual incentive award. Deferred compensation balances are credited with gains or losses which mirror the performance of benchmark investment funds selected by the participant under the plan. All credited amounts are unfunded general obligations of Zebra, and participants have no greater rights to payment than any unsecured general creditor of Zebra.

The value of a participant’s account changes based upon the performance of a participant’s selected benchmark investment funds. Account balances are paid either in a lump sum or in annual installments. The plan permits payment upon, among other things, a termination of employment or a change in control of Zebra. Zebra does not make contributions to the plan, but pays the costs of administration.

The table below shows the funds available under the plan and the 2016 rates of return.

Fund Name	2016 Rate of Return
American Funds New Perspective Fund Class R-6 (RNPGX)	2.19%
American Funds EuroPacific Growth Fund Class R-6 (RERGX)	1.01%
Vanguard Extended Market Index Fund Institutional Shares (VIEIX)	16.15%
Vanguard Federal Money Market Fund (VMFXX)	0.30%
Vanguard Institutional Index Fund Institutional Shares (VINIX)	11.93%
Vanguard Institutional Target Retirement 2010 Fund (VIRTX)	5.31%
Vanguard Institutional Target Retirement 2015 Fund (VITVX)	6.27%
Vanguard Institutional Target Retirement 2020 Fund (VITWX)	7.04%
Vanguard Institutional Target Retirement 2025 Fund (VRIVX)	7.56%
Vanguard Institutional Target Retirement 2030 Fund (VTTWX)	7.97%
Vanguard Institutional Target Retirement 2035 Fund (VITFX)	8.39%
Vanguard Institutional Target Retirement 2040 Fund (VIRSX)	8.81%
Vanguard Institutional Target Retirement 2045 Fund (VITLX)	8.94%
Vanguard Institutional Target Retirement 2050 Fund (VTRLX)	8.95%
Vanguard Institutional Target Retirement 2055 Fund (VIVLX)	8.94%

Fund Name	2016 Rate of Return
Vanguard Institutional Target Retirement 2060 Fund (VILVX)	8.94%
Vanguard Institutional Target Retirement Income Fund (VITRX)	5.29%
LSV Value Equity Fund (LSVEX)	17.60%
PIMCO Total Return Instl (PTTRX)	2.60%
Royce Opportunity Fund Institutional Class (ROFIX)	29.94%
T. Rowe Price International Discovery (PRIDX)	0.95%
T. Rowe Price Small-Cap Stock (OTCFX)	18.57%
Vanguard Total International Stock Index Fund Institutional Shares (VTSNX)	4.70%
Vanguard Total Bond Market Index Fund Institutional Shares (VBTIX)	2.61%
T. Rowe Price Institutional Large Cap Growth Fund (TRLGX)	2.85%

The table below sets forth information regarding the named executive officers’ participation in the plan in 2016.

Nonqualified Deferred Compensation for 2016

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Anders Gustafsson	0	0	0	0	0
William Burns	32,070	0	2,707	0	45,914
Hugh K. Gagnier	0	0	1,824	0	65,744
Joachim Heel	64,868	0	5,928	0	70,796
Olivier Leonetti	0	0	0	0	0
Michael C. Smiley	0	0	30,301	0	449,788

(1)	The amount(s) reported in this column are included in the summary compensation table under the “Salary” and “Non-Equity Incentive Plan Compensation” columns.
(2)	The amount(s) reported in this column are not included in the summary compensation table.

Employment Agreements

Zebra has employment agreements with each of the named executive officers. Mr. Gustafsson’s employment agreement is substantially the same as the agreements of Messrs. Burns, Gagnier, Heel and Leonetti, except as described below.

Messrs. Burns, Gagnier, Heel, and Leonetti. Messrs. Burns, Gagnier, Heel, and Leonetti are entitled to annual base salaries and are eligible to earn targeted annual incentive awards under Zebra’s annual incentive plan. Eligibility to receive equity-based compensation is determined in the sole discretion of the Compensation Committee.

If the officer terminates his employment for good reason or Zebra terminates his employment without cause and under circumstances other than death or disability, the officer will be entitled to (i) a severance payment equal to one-year continuation of base salary; (ii) a pro rata portion of his annual incentive for the year in which his employment terminates, if the incentive otherwise would have been earned; (iii) any unpaid previously earned annual incentive; (iv) a severance payment equal to 100% of the officer’s target annual incentive for the year in which employment terminates; (v) outplacement services not to exceed $32,000; and (vi) the continuation of coverage under Zebra’s medical and dental insurance plans, with Zebra contributing to the cost of such coverage at the same rate Zebra pays for health insurance coverage for its active employees under its group health plan, until the earlier of (a) one year after the date of termination, or (b) the officer becoming eligible for coverage under another group health plan that does not impose preexisting condition limitations. “Cause” includes the commission, indictment or conviction of a felony or misdemeanor involving fraud or dishonesty; a material breach of the employment agreement; willful or intentional misconduct, gross negligence, or dishonest, fraudulent or unethical behavior; failure to materially comply with a direction of the Board; or breach of fiduciary duty to Zebra.

If the officer terminates employment for good reason or Zebra terminates the officer’s employment without cause, and the termination occurs within 120 days immediately preceding or one year following a “change in control,” then the officer will be entitled to all compensation and benefits set forth in the immediately preceding paragraph, except that the officer will receive a payment equal to two times base salary in lieu of one-year salary continuation, plus two times target annual incentive in lieu of one times, which payment would be payable within 60 days following the later of the change in control or termination of employment. A “change in control” includes (1) an acquisition by a person or group of 35% or more of Zebra’s common stock; (2) a change in a majority of the Board within a 24-month period; (3) the approval by our stockholders of a complete liquidation or dissolution of Zebra; or (4) the consummation of a reorganization, merger or consolidation of Zebra or sale or other disposition of all or substantially all of the assets of Zebra. “Good reason” includes a demotion to a lesser position or assignment of duties materially inconsistent with the officer’s position, status or responsibilities; a material breach by Zebra of the employment agreement; or a decrease in base salary (unless applied proportionally).

If payments or benefits exceed the threshold under Section 4999 of the Internal Revenue Code and an excise tax becomes due, the officer would be entitled to a gross-up payment such that, after payment by him of all applicable taxes and excise taxes, he retains an amount equal to the amount he would have retained had no excise tax been imposed; provided, that if the threshold under Section 4999 is exceeded by 10% or less, the total payments he would be entitled to would be reduced so that no excise tax would be due. Messrs. Burns, Heel and Leonetti are not entitled to a gross-up payment if payments exceed the 3X parachute payment threshold under the Internal Revenue Code. If the parachute payments would exceed the 3X threshold, then the payments will be cut back to an amount that is one dollar less than the threshold. However, this cut back would not be made if Mr. Burns, Mr. Heel or Mr. Leonetti, as applicable, would have more “after excise tax” dollars if he paid the excise tax.

Each officer is bound by non-competition and non-solicitation provisions until two years following termination, except Mr. Gagnier is bound for one year following termination. Each officer has agreed to confidentiality covenants during and after employment.

Mr. Gustafsson. Mr. Gustafsson’s employment agreement provides for a minimum base salary of $700,000, a target annual incentive equal to 100% of salary and a maximum annual incentive equal to 200% of salary. Mr. Gustafsson’s agreement also provides (i) that any decrease in Mr. Gustafsson’s starting date salary permits him to terminate his employment for good reason and (ii) if Mr. Gustafsson terminates employment for good reason or Zebra terminates his employment without cause and under circumstances other than death or disability, he will not receive outplacement services, the unvested portion of non-performance-based equity awards will vest immediately (unless otherwise expressly set forth in an award agreement, such as Mr. Gustafsson’s time-vested SAR and restricted stock award agreements granted in 2013, 2014, 2015 and 2016), the continuation of his salary will be for a period of two years, and, unless it is otherwise terminated, the continuation of healthcare coverage will be for a period of two years.

Potential Payments upon Termination of Employment or Change in Control

Described below are the potential payments and benefits to which the named executive officers would be entitled from Zebra under their employment agreements, their equity award agreements, and Zebra’s compensation and benefit plans upon termination of employment, if such termination had occurred as of December 31, 2016. Amounts actually received would vary based on factors such as the date on which a named executive officer’s employment terminates and the price of our common stock on such date. The tables exclude payments and benefits that are provided on a non-discriminatory basis to full-time salaried employees, such as accrued salary and vacation pay.

The named executive officers are not entitled to any payments or benefits as a result of a termination of employment for cause.

Retirement or Voluntary Resignation

Name	Salary Severance ($)	Incentive Severance ($)	Earned Incentive ($)(1)	Accelerated Options and SARs ($)	Accelerated Restricted Stock ($)(2)	Total ($)(3)
Anders Gustafsson	0	0	0	0	0	0
William Burns	0	0	0	0	0	0
Hugh K. Gagnier	0	0	0	0	0	0
Joachim Heel	0	0	0	0	0	0
Olivier Leonetti	0	0	0	0	0	0

(1)	Under the 2016 annual incentive plan, a participant may be paid any earned incentive award amount in the event of termination by reason of retirement, but not voluntary resignation. None of the named executive officers was eligible for retirement under the 2016 annual incentive plan.
(2)	Although none of the named executive officers was age 65 as of December 31, 2016, the time-vested restricted stock awards and performance-vested restricted stock awards granted in 2015 and 2016 provide for pro rata vesting for a termination of employment by reason of retirement on or after age 65 or prior to age 65 with the approval of the officer responsible for human resources. The performance-vested restricted stock awards would vest pro rata in accordance with the performance goals.
(3)	Excludes the amount of previously earned and fully vested deferred compensation under Zebra’s deferred compensation plans that would become immediately payable. See “Non-Qualified Deferred Compensation” above for additional information.

Death or Disability

Name	Salary Severance ($)	Incentive Severance ($)	Earned Incentive ($)(1)	Accelerated SARs ($)(2)	Accelerated Restricted Stock ($)(3)	Total ($)(4)
Anders Gustafsson	0	0	708,975	504,696	3,443,514	4,657,185
William Burns	0	0	231,188	380,041	2,075,220	2,686,249
Hugh K. Gagnier	0	0	218,344	431,188	1,991,615	2,641,147
Joachim Heel	0	0	231,188	356,593	2,173,690	2,761,471
Olivier Leonetti	0	0	80,041	90,849	940,616	1,111,506

(1)	Under the 2016 annual incentive plan, participants are entitled to any earned incentive award amount in the event of termination of employment by reason of death or disability. The amount assumes termination of employment at year end and is based on actual performance.
(2)	Time-vested SARs accelerate vesting in full, except that Mr. Gustafsson’s 2016, 2015, 2014, and 2013 time-vested SAR awards vest pro rata based on the number of days from the grant date through and including the date of termination of employment. The amounts reflect the difference between the exercise price of each SAR and the $85.76 closing price of our common stock on The NASDAQ Stock Market on December 30, 2016 for the following number of in-the-money SARs: Mr. Gustafsson – 15,912; Mr. Burns – 11,067; Mr. Gagnier – 14,028; Mr. Heel – 13,140; and Mr. Leonetti – 7,092.
(3)	Time-vested restricted stock awards accelerate vesting in full, except that Mr. Gustafsson’s 2016, 2015 and 2014 time-vested restricted stock awards vest pro rata based on the number of days from the grant date through and including the date of termination of employment. For performance-vested restricted stock awards, the target number of shares accelerates, except that Mr. Gustafsson’s performance-vested restricted stock awards vest at target in a pro rata amount based on the number of days from the grant date through and including the date of termination of employment. The amounts reflect the $85.76 closing price of our common stock on The NASDAQ Stock Market on December 30, 2016, for the following number of shares of restricted stock: Mr. Gustafsson – 41,407; Mr. Burns – 24,198; Mr. Gagnier – 23,726; Mr. Heel – 25,839; and Mr. Leonetti – 10,968.
(4)	Excludes the amount of previously earned and fully vested deferred compensation under Zebra’s deferred compensation plans that would become immediately payable. See “Non-Qualified Deferred Compensation” above for additional information.

Termination by Zebra without Cause or by Officer for Good Reason

Name	Salary Severance ($)(1)	Incentive Severance ($)(1)	Earned Incentive ($)(2)	Accelerated SARs ($)(3)	Accelerated Restricted Stock ($)(4)	Medical, Dental, Outplacement ($)(5)	Total ($)(6)
Anders Gustafsson	1,800,000	1,035,000	708,975	504,696	3,443,514	21,750	7,513,935
William Burns	450,000	337,500	231,188	0	604,307	47,035	1,670,030
Hugh K. Gagnier	425,000	318,750	218,344	0	803,464	46,735	1,812,293
Joachim Heel	450,000	337,500	231,188	0	1,078,241	46,735	2,143,664
Olivier Leonetti	525,000	446,250	80,041	0	38,377	47,035	1,137,103

(1)	The named executive officers are entitled to severance equal to salary for one year and one times target incentive, except Mr. Gustafsson, who is entitled to salary for two years and one times target incentive.
(2)	Under the 2016 annual incentive plan, and in accordance with the named executive officers’ employment agreements, the named executive officer may be paid an earned incentive award amount in the event of termination by Zebra without cause or termination by the named executive officer for good reason. The amount assumes termination of employment at year end and is based on actual performance.
(3)	Mr. Gustafsson’s 2016, 2015, 2014 and 2013 time-vested SAR awards vest pro rata based on the number of days from the grant date through and including the date of termination of employment. At December 31, 2016, 15,912 in-the-money SARs held by Mr. Gustafsson would have accelerated vesting. The amount reflects the difference between the $85.76 closing price of our common stock on The NASDAQ Stock Market on December 30, 2016 and the base price of each SAR.
(4)	Time-vested restricted stock awards granted in 2014 accelerate vesting in full, except for Mr. Gustafsson, whose 2014 time-vested award would vest pro rata. Time-vested restricted stock awards granted in 2016 and 2015 to all executives vest pro rata based on the number of days from the grant date through and including the date of termination of employment. Performance-vested restricted stock awards granted in 2014 to executives other than Mr. Gustafsson accelerate vesting in accordance with the performance-based vesting goals. Performance-vested restricted stock awards granted in 2016 and 2015 to executives other than Mr. Gustafsson accelerate vesting in accordance with the performance-based vesting goals on a pro rata basis. Because no portion of the performance periods ending December 31, 2017 or December 31, 2018 has been completed as of December 31, 2016, the 2015 and 2016 performance-vested restricted stock awards granted to executives other than Mr. Gustafsson are reflected in the table on a pro-rata basis at target performance. Mr. Gustafsson’s 2016, 2015 and 2014 performance-vested restricted stock awards vest pro rata based on the number of days from the grant date through and including the date of termination of employment. The amounts reflect the $85.76 closing price of our common stock on The NASDAQ Stock Market on December 30, 2016 for the following number of shares of restricted stock: Mr. Gustafsson – 41,407; Mr. Burns – 7,343; Mr. Gagnier – 9,642; Mr. Heel – 12,841; and Mr. Leonetti – 447.
(5)	The named executive officers are entitled to healthcare and dental coverage for up to one year and outplacement services with a value up to $32,000, except Mr. Gustafsson, who is entitled to healthcare and dental coverage for up to two years, but no outplacement services.
(6)	Excludes the amount of previously earned and fully vested deferred compensation under Zebra’s deferred compensation plans that would become immediately payable. See “Non-Qualified Deferred Compensation” above for additional information.

Termination by Zebra without Cause or by Officer for

Good Reason Concurrently with a Change in Control (1)

Name	Salary Severance ($)(2)	Incentive Severance ($)(2)	Earned Incentive ($)(3)	Accelerated SARs ($)(4)(5)	Restricted Stock ($)(4)(6)	Medical, Dental, Outplacement ($)(7)	Excise Tax Gross Up ($)(8)	Total ($)(9)
Anders Gustafsson	1,800,000	2,070,000	708,975	1,917,912	10,372,672	21,750	0	16,891,309
William Burns	900,000	675,000	231,188	380,041	2,026,619	47,035	0	4,259,883
Hugh K. Gagnier	850,000	637,500	218,344	431,188	2,313,043	46,735	0	4,496,810
Joachim Heel	900,000	675,000	231,188	356,593	2,833,871	46,735	0	5,043,387
Olivier Leonetti	1,050,000	945,000	80,041	90,849	940,616	47,035	0	3,153,541

(1)	The named executive officers are entitled to the severance amounts and earned incentive award, if any, if Zebra terminates the named executive officer’s employment without cause or the named executive officers terminate employment for good reason within 120 days before or one year after a change in control, commonly referred to as a “double trigger.” The meanings of change in control, good reason and cause are set forth under “Employment Agreements” above.
(2)	The named executive officers, including Mr. Gustafsson, are entitled to severance equal to two times salary and target incentive.
(3)	Under the 2016 annual incentive plan, participants are entitled to any earned incentive award amount in the event of termination by Zebra without cause or, in accordance with the named executive officers’ employment agreements, termination by the named executive officer for good reason in the event of a change in control. The amount assumes termination of employment at year end and is based on actual performance.
(4)	Under the 2011 Long-Term Incentive Plan and the 2015 Long-Term Incentive Plan (collectively the “LTIPs”), and beginning with equity awards to the named executive officers in 2012, if pursuant to a change in control of Zebra effective December 31, 2016 stockholders receive consideration consisting solely of publicly traded common stock and outstanding equity awards are assumed or provision is made for the continuation of these awards after the change in control, then such awards will continue in accordance with their terms. These awards, however, also provide that if the participant’s employment is terminated by the participant for good reason or by Zebra without cause during the one-year period after the change in control, then vesting of the awards will accelerate. Because Securities and Exchange Commission rules require that we assume a termination of employment occurs concurrently with a change in control, the amounts set forth in the table includes equity awards that under the LTIPs contain “double trigger” acceleration provisions.
(5)	The following number of unvested in-the-money SARs held by the named executive officers would be accelerated as a result of a change in control and concurrent termination of employment on December 31, 2016: Mr. Gustafsson – 61,054; Mr. Burns – 11,067; Mr. Gagnier – 14,028; Mr. Heel – 13,140; and Mr. Leonetti – 7,092. The amounts reflect the difference between the $85.76 closing of our common stock on The NASDAQ Stock Market on December 30, 2016 and the base price of each SAR.
(6)	The following total number of unvested shares of restricted stock held by the named executive officers would be accelerated as a result of a change in control and concurrent termination of employment on December 31, 2016: Mr. Gustafsson – 120,950; Mr. Burns – 24,198; Mr. Gagnier – 27,474; Mr. Heel – 33,537; and Mr. Leonetti – 10,968. Performance-vested restricted stock awards granted in 2016, 2015 and 2014 vest at the target number of shares. The amounts reflect the $85.76 closing price of our common stock on The NASDAQ Stock Market on December 30, 2016.
(7)	The named executive officers are entitled to healthcare and dental coverage for up to one year and outplacement services with a value up to $32,000, except Mr. Gustafsson, who is entitled to healthcare and dental coverage for up to two years, but no outplacement services.
(8)	Represents estimated tax gross ups on severance, accelerated options, SARs and restricted stock, and healthcare and dental benefits.

(9)	Excludes the amount of previously earned and fully vested deferred compensation under Zebra’s deferred compensation plans that would become immediately payable. See “Non-Qualified Deferred Compensation” above for additional information.

Equity Compensation Plan Information

The following table provides information related to Zebra’s equity compensation plans as of December 31, 2016.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity Compensation Plans Approved by Security Holders	1,956,614	(1)	$54.8642	3,349,321	(2)
Equity Compensation Plans Not Approved by Security Holders	0		$0	0

Total	1,956,614		$54.8642	3,349,321

(1)	Reflects shares of Zebra common stock issuable pursuant to outstanding options and stock appreciation rights under the 2006 Incentive Compensation Plan, 2011 Long-Term Incentive Plan and 2015 Long-Term Incentive Plan.
(2)	Reflects the number of shares available under the 2015 Long-Term Incentive Plan (“2015 LTIP”) (2,332,049 shares) and 2011 Employee Stock Purchase Plan (1,017,272 share). All of the shares under the 2015 LTIP are available for any award made under the 2015 LTIP, including options, stock appreciation rights, restricted stock, restricted stock units, performance shares or performance units.

Compensation Committee Interlocks and Insider Participation

Only independent directors served on the Compensation Committee during 2016. Mr. Keyser is the Chair of the Compensation Committee, and Ms. Roberts and Messrs. Desai and Smith are members. None of them (i) has ever been an officer or other employee of Zebra or (ii) has any relationship requiring disclosure under Item 404 of the Security and Exchange Commission’s Regulation S-K. No executive officer of Zebra served in 2016 on the compensation committee or similar body of any organization that determined compensation payable to any member of the Compensation Committee.

Proposal 2

Advisory Vote to Approve Compensation of Named Executive Officers

Zebra is seeking your advisory vote to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with Section 14A of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission. This is known as a “say-on-pay” proposal. At Zebra’s 2016 Annual Meeting of stockholders, the proposal was approved by 96.7% of the votes cast for or against the proposal. At the 2011 Annual Meeting, our stockholders indicated a preference of holding an annual say on pay vote.

We ask our stockholders to approve the following resolution:

“Resolved, that the compensation of the named executive officers of Zebra Technologies Corporation, as disclosed pursuant to Item 402 of Regulation S-K, as described in and including the Executive Summary- Compensation Discussion and Analysis, Compensation Discussion and Analysis, compensation tables and narrative discussion contained in this proxy statement, is approved by the stockholders of Zebra.”

As described in detail under “Executive Summary - Compensation Discussion and Analysis” and “Compensation Discussion and Analysis,” our total rewards and executive compensation programs are designed to attract, retain, motivate, develop and reward our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate and individual goals, and the realization of increased stockholder value.

Our Compensation Committee regularly reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. Our Compensation Committee also regularly reviews its own processes to ensure alignment with its charter and recent regulatory requirements. This review includes such topics as peer review analysis, total rewards philosophy, Compensation Committee charter review and a compensation risk assessment.

We are asking our stockholders to approve our named executive officer compensation as described in this proxy statement. This proposal gives you the opportunity to express your view on the compensation of our named executive officers. This stockholder vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. We ask you to vote “FOR” the approval of the resolution included above.

This vote is advisory, and therefore not binding on Zebra, our Compensation Committee, or our Board of Directors. Our Board of Directors and Compensation Committee value the opinions of our stockholders and will consider the results of the vote, as appropriate, in making future decisions regarding the compensation of our named executive officers.

The Board of Directors recommends a vote “FOR” approval of the compensation of our named executive officers.

Proposal 3

Advisory Vote on the Frequency of Holding an Advisory Vote to Approve

the Compensation of Named Executive Officers

Zebra is seeking your advisory vote on the frequency with which we should seek an advisory vote on the compensation of our named executive officers, such as proposal 2, in accordance with Section 14A of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission. When voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on the compensation of named executive officers once every one, two, or three years and may also choose to abstain from voting.

Our Board of Directors has determined that an annual advisory vote on the compensation of our named executive officers is the most appropriate alternative. Our Board of Directors recommends that you vote for a frequency of “one year” for advisory votes on the compensation of our named executive officers.

When making its determination, our Board of Directors considered Zebra’s obligation to disclose annually the compensation of our named executive officers, as well as our compensation philosophy, policies and practices. An annual advisory vote by stockholders on executive compensation provides a direct communication from our stockholders as a whole about the compensation disclosure contained in that year’s proxy materials and is most consistent with seeking timely input from our stockholders on executive compensation matters, including executive compensation philosophy, policies and practices. We understand that our stockholders may have different views as to what is the best approach for Zebra, and we look forward to hearing from you on this proposal.

The option of one year, two years or three years that receives the highest number of votes cast by stockholders will be the frequency for the advisory vote on the compensation of our named executive officers that has been selected by stockholders. However, because this vote is advisory and not binding on the Board of Directors or Zebra, the Board may decide that it is in the best interests of our stockholders and Zebra to hold an advisory vote on executive compensation more or less frequently than the option approved by our stockholders.

The Board of Directors recommends a vote “FOR” a frequency of “One Year” for advisory votes by stockholders on the compensation of our Named Executive Officers

Report of the Audit Committee

The Audit Committee of Zebra’s Board of Directors is comprised of four directors, all of whom are independent under applicable listing requirements of The NASDAQ Stock Market. The Audit Committee operates under a written charter adopted by the Board of Directors. The members of the Audit Committee are: Mr. Smith, Chair, and Messrs. Ludwick, Modruson and Manire.

The Audit Committee received reports from and met and held discussions with management, the internal auditors and the independent accountants. It reviewed and discussed Zebra’s audited financial statements with management, and management has represented to the Audit Committee that Zebra’s financial statements were prepared in accordance with accounting principles generally accepted in the United States and that such financial statements taken as a whole, present fairly, in all material respects, the information set forth therein. The Committee also discussed with the independent accountants the matters required to be discussed by applicable accounting standards. The Audit Committee received the written disclosures and letter from the independent accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with the independent accountants the independent accountants’ independence.

The Audit Committee recommended that the Board of Directors include the audited financial statements of Zebra in Zebra’s Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the Securities and Exchange Commission. This recommendation was based on the Audit Committee’s review and discussions with management, internal auditors and Zebra’s independent accountants, as well as the Committee’s reliance on management’s representation described above.

Audit Committee

Michael A. Smith, Chair

Andrew K. Ludwick

Ross W. Manire

Frank Modruson

Fees of Independent Auditors

Ernst & Young LLP acted as the principal independent auditor for Zebra during 2016 and 2015. The firm also provided certain audit-related, tax and permitted non-audit services. The Audit Committee pre-approves all audit, audit-related, tax and permitted non-audit services performed for Zebra by its independent auditors. In 2016 and 2015, the Audit Committee approved in advance all engagements by Ernst & Young LLP on a specific project-by-project basis, including audit, audit-related, tax and permitted non-audit services. No impermissible non-audit services were rendered by Ernst & Young LLP to Zebra in 2016 or 2015.

For 2016, fees for audit, audit-related and tax compliance and tax preparation services were $7,784,835, while fees for non-audit services, including tax advice, tax planning, and tax consulting services were $4,572,531. For 2015, fees for audit, audit-related and tax compliance and tax preparation services were $9,025,719, while fees for non-audit services, including tax advice, tax planning, and tax consulting services, were $5,509,902. Zebra paid Ernst & Young LLP the following fees and expenses for services provided for the years ended December 31, 2016 and 2015:

Fees	2016	2015
Audit Fees (1)	$7,294,265	$7,807,988
Audit-Related Fees	$540,600	2,000
Tax Fees (2)	$5,022,531	6,727,633
All Other Fees

Total	$12,857,396	$14,535,621

(1)	Consists of fees for the audit of Zebra’s annual financial statements and reviews of the financial statements included in the quarterly reports on Form 10-Q. Also includes fees for the 2016 and 2015 audits of internal control over financial reporting. 2016 audit fees also include fees attributed to the restatement of the Company’s 2015 Form 10-K and the 2016 first and second quarter Form 10-Qs.

(2)	For 2016, tax compliance and tax preparation fees were $450,000 and tax advice, tax planning and tax consulting fees were $4,572,531, of which $2,520,010 related to Zebra’s international holding company restructuring. For 2015, tax compliance and tax preparation fees were $1,217,731 and tax advice, tax planning and tax consulting fees were $5,509,902, of which $3,337,768 related to Zebra’s international holding company restructuring.

Proposal 4

Ratification of Appointment of Independent Auditors

The Audit Committee appointed Ernst & Young LLP, independent certified public accountants, as auditors of Zebra’s financial statements for the year ending December 31, 2017.

The Board wants to give stockholders the opportunity to express their opinions on the matter of auditors for Zebra, and, accordingly, is submitting a proposal to ratify the Audit Committee’s appointment of Ernst & Young. If this proposal does not receive the affirmative vote of a majority of the votes cast affirmatively or negatively at the annual meeting, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain the appointment of Ernst & Young.

Zebra expects that representatives of Ernst & Young will be present at the meeting and available to respond to questions. These representatives will be given an opportunity to make a statement if they would like to do so.

The Board of Directors and the Audit Committee recommend a vote “FOR” the ratification of the appointment of Ernst & Young LLP as auditors for the year ending December 31, 2017.

Executive Officers

The following information identifies and gives other information about our executive officers, other than Anders Gustafsson, our CEO, about whom information is given above under “Proposal 1- Election of Directors.”

William Burns, age 49, Senior Vice President, Enterprise Visibility and Mobility. Mr. Burns joined Zebra in June 2015 to lead its largest business unit as Senior Vice President, Enterprise Visibility and Mobility, which includes mobile computing, data capture and RFID solutions, as well as Zebra’s chief technology office. Mr. Burns served as chief executive officer of Embrane, a Silicon Valley-based venture capital backed start-up, which was acquired by Cisco in April 2015. Prior to joining Embrane, Mr. Burns served as chief executive officer of Spirent Communications, a global leader in test and measurement solutions publically traded on the London Stock Exchange. He has also held various executive and sales leadership roles at Tellabs, Inc., now Coriant. Mr. Burns has a Master of Business Administration from Temple University, a B.S. degree in business administration from Misericordia University, and an associate’s degree in engineering from Pennsylvania State University.

Michael Cho, age 48, Senior Vice President, Corporate Development. Mr. Cho joined Zebra in 2010 and served as Vice President, Strategy from 2010 until 2011 and Vice President, Corporate Development from 2011 until 2013. From 2008 to 2010 he served as Vice President, Business Development, of the Healthcare division of Amcor Limited, a global packaging company. Prior to that, Mr. Cho served from 2007 to 2008 as Vice President, Business Development of CommScope Inc., a global communications solutions company. From 2005 to 2007, Mr. Cho served as Vice President, Business Development of the Antenna & Cable Products Group at Andrew Corporation, which he joined in 2004 as Director, Corporate Development & Strategy. From 1999 to 2004 Mr. Cho was a consultant with McKinsey & Company. Mr. Cho received an MBA from Harvard Business School and a B.S. in Finance from the University of Illinois at Urbana-Champaign.

Hugh K. Gagnier, age 61, Senior Vice President, Operations. Mr. Gagnier served as Senior Vice President, Operations of our Specialty Printer Group from 2006 to 2011. Mr. Gagnier joined Zebra as Vice President and General Manager upon Zebra’s merger with Eltron International, Inc. in 1998. At Eltron, he was President and Chief Operating Officer. Mr. Gagnier received a B.S. degree in Mechanical Engineering from the University of Southern California.

Joe Heel, age 51, became Senior Vice President, Global Sales in September 2014. Previously, Mr. Heel served as vice president of enterprise sales at IBM, where he oversaw the sales of the company’s product and services portfolio in Germany, Austria and Switzerland and, later, for the U.S. Midwest region. He is the former senior vice president of global services for Avaya, a provider of business collaboration and communications solutions, as well as for Sun Microsystems, which was later acquired by Oracle Corporation. Earlier in his career, Mr. Heel was a partner at McKinsey & Company, where he worked for 13 years. Mr. Heel received MBA and M.S. degrees from the University of Karlsruhe in Germany and a Ph.D. in electrical engineering from the Massachusetts Institute of Technology.

Jim Kaput, age 56, became Senior Vice President, General Counsel and Corporate Secretary in 2009. From 2008-2009, he served as Counsel to the Chairman of the Securities and Exchange Commission. Mr. Kaput was Senior Vice President and General Counsel of The ServiceMaster Company, a consumer services company, from 2000 to 2007. Mr. Kaput received his JD from Cornell University School of Law and his B.S. from The University of Pennsylvania.

Olivier Leonetti, age 52, became Chief Financial officer in November 2016. Mr. Leonetti joined Zebra from Western Digital, an industry-leading provider of storage technologies and solutions that generated $13 billion in revenue for fiscal year ending July 1, 2016. In that role, Mr. Leonetti was responsible for all finance functions, including accounting, tax, treasury, financial planning and investor relations. Prior to Western Digital, Mr. Leonetti served as Vice President, Finance – Global Commercial Organization at Amgen, Inc., where he facilitated the implementation of worldwide product development and commercial strategies. From 1997 to 2011, Mr. Leonetti served in various senior finance positions with increasing responsibility at Dell Inc., including most recently as Vice President, Finance. Prior to Dell Inc., Mr. Leonetti served in various worldwide finance capacities with Lex Rac Service plc and the Gillette Company. He received his MBA from the Institute of Business Management, Grenoble (I.A.E.), France and is a Chartered Certified Accountant obtained in England.

Colleen O’Sullivan, age 49, joined Zebra in August 2016 as Chief Accounting Officer. Ms. O’Sullivan most recently served as Senior Vice President and Chief Financial Officer at Career Education Corporation. In addition to that position at Career Education Corporation, she held the positions of Senior Vice President, Controller and Chief Accounting Officer, and Vice President and Controller. Previously, she held various finance and accounting positions at Hewitt Associates and Sears Holdings Corporation. Earlier in her career, she held various roles in the audit practice at Arthur Andersen. Ms. O’Sullivan received a Bachelor of Science from the University of Illinois and is a certified public accountant.

Jeffrey Schmitz, age 52, Senior Vice President and Chief Marketing Officer. Mr. Schmitz joined Zebra in February 2016. Since 2009, Mr. Schmitz served in growing levels of responsibility for Spirent Communications, including general manager of Networks & Applications, chief marketing officer and, most recently, executive vice president. Prior to Spirent, Mr. Schmitz served as senior vice president of Sales and Marketing at Rivulet Communications, a medical imaging company, vice president of Marketing & Product Management at Visual Networks, and enterprise software company, and Tellabs, where he held various executive positions. He holds a B.S. degree in electrical engineering from Marquette University and a M.S. degree in computer science from the Illinois Institute of Technology.

Michael H. Terzich, age 55, Senior Vice President, Chief Administrative Officer. Mr. Terzich served as Senior Vice President, Global Sales and Marketing from 2011 until becoming Chief Administrative Officer in December 2014. Mr. Terzich served as Senior Vice President, Global Sales and Marketing of our Specialty Printer Group from 2006 to 2011. From 2003 until 2006 he served as Zebra’s Senior Vice President, Office of the CEO, and from 2001 until 2003, as Vice President and General Manager, Tabletop and Specialty Printers. Since joining Zebra in 1992, Mr. Terzich has held a variety of positions of increasing responsibility including Vice President and General Manager, Vice President of Sales for North America, Latin America, and Asia Pacific, Vice President of Strategic Project Management, Director, Integration Project Management, Director of Printer Products, and Director of Customer and Technical Services. Mr. Terzich earned his B.S. degree in Marketing from the University of Illinois - Chicago and an MBA from Loyola University of Chicago.

The Board of Directors approves the appointment of Zebra’s executive officers. There are no family relationships among any of our directors or executive officers.

Ownership of Our Common Stock

This table shows how many shares of our common stock certain individuals and entities beneficially owned on March 24, 2017, unless otherwise noted. These individuals and entities include: (1) owners of more than 5% of our outstanding common stock, (2) our directors, (3) the named executive officers and (4) all directors and executive officers as a group. A person has beneficial ownership over shares if the person has sole or shared voting or investment power over the shares or the right to acquire that power within 60 days. Investment power means the power to direct the sale or other disposition of the shares. Each individual or entity included in the table below has sole voting and investment power over the shares, except as described below.

Name and Address	Number		% of Shares (1)
More than 5% Stockholders
Capital Research Global Investors	5,736,827	(2)	10.9%
The Vanguard Group, Inc.	3,906,547	(3)	7.4%
Blackrock, Inc.	3,913,203	(4)	7.4%
Directors and Executive Officers
Anders Gustafsson	691,500	(5)	1.3%
Chirantan J. Desai	3,392		*
Richard L. Keyser	59,088	(5)	*
Andrew K. Ludwick	56,824	(5)	*
Ross W. Manire	27,648	(5)	*
Frank Modruson	10,772		*
Janice Roberts	8,877		*
Michael A. Smith	68,638	(5)	*
William Burns	29,283	(5)	*
Hugh K. Gagnier	93,163	(5)	*
Joachim Heel	41,878	(5)	*
Olivier Leonetti	10,968	(5)	*
All Executive Officers and Directors as a group (17 persons)	1,271,297	(5)	2.4%

*	Less than one percent.
(1)	Based on 52,729,920 shares of common stock outstanding on March 24, 2017.
(2)	Capital Research Global Investors is an investment advisor located at 333 South Hope Street, Los Angeles, California 90071. According to Amendment No. 2 to its Schedule 13G filed on February 13, 2017, as of December 31, 2016, Capital Research had sole voting and investment power as to all shares listed in the table.
(3)	The Vanguard Group, Inc. is an investment advisor located at 100 Vanguard Blvd., Malvern, Pennsylvania, 19355. According to Amendment No. 5 to its Schedule 13G filed on February 10, 2017, as of December 31, 2016, Vanguard had sole voting power with respect to 30,696 shares, sole dispositive power with respect to 3,872,612 shares, and shared dispositive power with respect to 33,935 shares.
(4)	Blackrock, Inc. is a holding company located at 55 East 52nd Street, New York, New York 10055. According to Amendment No. 5 to its Schedule 13G filed on January 27, 2017, as of December 31, 2016, Blackrock had sole voting power with respect to 3,731,74 shares and dispositive power as to all shares listed in the table.
(5)	Includes shares of common stock that may be acquired by May 23, 2017 upon exercise of stock options and stock appreciation rights as follows: Mr. Gustafsson – 374,051 shares; Mr. Keyser – 37,240 shares; Mr. Ludwick – 43,240 shares; Mr. Manire – 2,000 shares; Mr. Smith – 11,240 shares; Mr. Burns – 4,067 shares; Mr. Gagnier – 38,649 shares; Mr. Heel – 8,761 shares; Mr. Leonetti – 0 shares; and directors and executive officers as a group – 570,766.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater than ten percent stockholders to file reports of holdings and transactions in our common stock with the Securities and Exchange Commission. To our knowledge, all required reports were filed in a timely manner.

Stockholder Proposals and Other Business

We expect the 2018 Annual Meeting of Stockholders to be held on or about May 17, 2018. To be considered for inclusion in our proxy materials for the 2018 Annual Meeting, a stockholder proposal must be received at our principal executive offices at Three Overlook Point, Lincolnshire, Illinois 60069 by December 15, 2017. In addition, our Amended and Restated By-Laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the Board. A stockholder proposal or nomination intended to be brought before the 2018 annual meeting must be delivered to the Corporate Secretary no earlier than January 14, 2018, and no later than February 13, 2018. All proposals and nominations should be directed to our Corporate Secretary, Zebra Technologies Corporation, Three Overlook Point, Lincolnshire, Illinois 60069.

The Board and our management have not received notice of and are not aware of any business to come before the 2017 annual meeting other than the proposals we refer to in this proxy statement. If any other matter comes before the annual meeting, the persons on our proxy committee will use their best judgment in voting the proxies.

We have mailed our 2016 Annual Report to Stockholders in connection with this proxy solicitation, which includes our Annual Report on Form 10-K. If you would like another copy of our 10-K, excluding certain exhibits, please contact the Chief Financial Officer at the following address: Zebra Technologies Corporation, Three Overlook Point, Lincolnshire, Illinois 60069.

ZEBRA TECHNOLOGIES CORPORATION

3 OVERLOOK POINT

LINCOLNSHIRE, IL 60069

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information prior to 11:59 PM Eastern Time on May 17, 2017. Please have your proxy card available when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Zebra in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions prior to 11:59 PM Eastern Time on May 17, 2017. Please have your proxy card available when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E24021-P91863                KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ZEBRA TECHNOLOGIES CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote “FOR” the following:
1.	Election of Directors	☐	☐	☐
Nominees:
Class III term to expire 2020 01) Anders Gustafsson
02) Andrew K. Ludwick
03) Janice M. Roberts

The Board of Directors recommends that you vote “FOR” the following proposal:							For	Against	Abstain
2.	Proposal to approve, by non-binding vote, compensation of named executive officers.						☐	☐	☐
The Board of Directors recommends you vote “1 year” on the following proposal:						1 Year	2 Years	3 Years	Abstain
3.	Proposal to approve, vote on frequency of holding advisory vote to approve compensation of named officers.					☐	☐	☐	☐
The Board of Directors recommends that you vote “FOR” the following proposal:							For	Against	Abstain
4.	Ratify the appointment of Ernst & Young LLP as our independent auditors for 2017.						☐	☐	☐

For address changes and/or comments, mark here. (see reverse for instructions)				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give your full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in the full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

V.1.1

Please do not vote by more than one method. Your vote last received will be your official vote. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 18, 2017:

Zebra’s Proxy Statement for the 2017 Annual Meeting of Stockholders and the Annual Report to Stockholders

for the year ended December 31, 2016, are available at: https://materials.proxyvote.com/989207.

E24022-P91863

ZEBRA TECHNOLOGIES CORPORATION

Revocable Proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

MAY 18, 2017, AND AT ANY ADJOURNMENT THEREOF.

The undersigned stockholder of Zebra Technologies Corporation, a Delaware corporation, hereby appoints Michael Steele and Jim L. Kaput as proxies for the undersigned, and each of them, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders to be held at the Zebra headquarters building at 3 Overlook Point, Lincolnshire, Illinois in the main floor conference room, on Thursday, May 18, 2017, at 10:30 a.m., Central Time, or any adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned.

NOTE: The shares represented by this Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If this Proxy is executed but no direction is given, the votes entitled to be cast by the undersigned will be cast “FOR” the nominees for director, “FOR” proposals 2 and 4, and “1 YEAR” on proposal 3 in the discretion of the Proxy holder on any other matter that may properly come before the meeting or any adjournment thereof. This Proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of Zebra prior to the meeting or by filing with the Secretary of Zebra prior to the meeting, a later-dated Proxy. If the undersigned is present and wants to vote in person at the Annual Meeting, or at any adjournment thereof, the undersigned may revoke this Proxy by giving written notice of such revocation to the Secretary of Zebra on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of Zebra called for May 18, 2017, and of the Proxy Statement for the Annual Meeting prior to the signing of this Proxy.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholder Meeting to be Held on May 18, 2017.

Zebra’s Proxy Statement for the 2017 Annual Meeting of Stockholders and the Annual Report to

Stockholders for the year ended December 31, 2016, are available at: https://materials.proxyvote.com/989207.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued on reverse side)

V.1.1